Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of March 31, 2019

by and among

CABLE ONE, INC.

and

FIDELITY COMMUNICATIONS CO.

i

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT'D)

EXHIBIT

Exhibit A – Representation and Warranty Insurance Policy

Exhibit B – Assignment and Assumption Agreement

ANNEXES

Annex I – List of Companies

Annex II – Service Areas

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of March 31, 2019 (this “Agreement”), is entered into by and among Cable One, Inc., a Delaware corporation (“Purchaser”), and Fidelity Communications Co., a Missouri corporation (“Seller”). Defined terms used herein have the meanings set forth in Section 11.13.

W I T N E S S E T H

WHEREAS, Seller is (or, in the case of FidelityLink, if the FidelityLink Acquisition is consummated at or prior to the Closing, at the Closing will be), the record and beneficial owner of all of the issued and outstanding shares in the capital stock of or membership interests in the companies set forth on Annex I (collectively, the “Companies”, and all of such shares of capital stock and membership interests of the Companies, collectively, the “Shares”);

WHEREAS, the Companies and the Company Subsidiaries (collectively, the “Group Companies”) are engaged in the business of owning and operating cable television, internet and voice systems and revenue-generating business in respect thereof that provide, directly or indirectly through one or more Franchises or Licenses, as applicable, cable television, voice, broadband, telecommunications services and other similar services to customers in the states of Arkansas, Illinois, Louisiana, Missouri, Oklahoma and Texas (such systems, including the associated facilities interconnecting or designed to interconnect such systems, being collectively referred to herein as the “Systems” and such business, as conducted by the Group Companies, together with any related support functions, the “Business”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding Shares; and

WHEREAS, Seller, through its Subsidiary Fidelity Broadcasting, Inc., is engaged in the Ad Insertion Business and, on the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase, and Seller desires to sell or cause to be sold to Purchaser, the Ad Insertion Business Assets.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Purchaser and Seller hereby agree as follows:

Article I

The Stock Purchase

Section 1.1     Stock Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept delivery from Seller of, the Shares, free and clear of all Liens (except for transfer restrictions of general applicability as may be provided under applicable securities Laws). In consideration for the foregoing sale of the Shares, at the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to a bank account designated in writing by Seller (such designation to be made at least three (3) Business Days prior to the Closing Date), the Closing Aggregate Consideration.

Section 1.2     Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. (local time) on (a) the first day of the calendar month commencing at least five (5) days following the satisfaction or waiver (to the extent permitted by applicable Law) by the party entitled to the benefit of such conditions at the Closing of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (by the party entitled to the benefit of such conditions) at the Closing of those conditions); provided that if such day shall not be a Business Day, the Closing shall take place on the immediately succeeding Business Day, or (b) on such other date, time or place as is agreed to in writing by Purchaser and Seller; provided, further, that in no event shall the parties be required to consummate the Transactions and effect the Closing prior to October 1, 2019. The date on which the Closing occurs is referred to herein as the “Closing Date.” The parties agree that solely for accounting and programming agreement purposes the “Closing” will be deemed to have occurred at 12:01 a.m., Eastern time, on the Closing Date (it being understood that such deemed time of the Closing shall not affect any of the other terms and provisions of this Agreement and shall not affect the calculation of the Closing Aggregate Consideration or the Final Closing Aggregate Consideration).

Section 1.3     Closing Deliveries and Payments.

(a)     Transfer Documents. At the Closing, Seller shall deliver to Purchaser stock certificates representing all of the Shares (if the Shares are certificated) duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, and other proper documents of assignments for all of the Shares to evidence transfer to Purchaser.

(b)     Purchase Price Adjustment Escrow Account. Prior to or at the Closing, an adjustment escrow account (the “Purchase Price Adjustment Escrow Account”) shall be established pursuant to the terms and conditions of an escrow agreement by and among Purchaser, Seller and the Escrow Agent (the “Escrow Agreement”), in form and substance reasonably acceptable to each of Purchaser and Seller. At the Closing, Purchaser shall deposit $5,000,000 (the “Purchase Price Adjustment Escrow Amount”) into the Purchase Price Adjustment Escrow Account by wire transfer of immediately available funds.

(c)     Debt Payoff. At the Closing, (i) Purchaser shall repay, or cause to be repaid, on behalf of the Group Companies, all amounts necessary to discharge fully the then outstanding balance of the Payoff Debt (if any) in accordance with the applicable Payoff Letters (if any) provided by the Seller to Purchaser pursuant to Section 6.3(a) by wire transfer of immediately available funds to the account(s) designated in such Payoff Letters by the holders of such Indebtedness and (ii) if any such holder cannot be presumed to be a U.S. person for U.S. federal income tax purposes, Seller shall deliver to Purchaser an applicable IRS Form W-8 for such holder.

(d)     Transaction Expenses Payment. At the Closing, Purchaser shall pay, or cause to be paid (i) on behalf of the Group Companies, all Specified Transaction Expenses in accordance with the Closing Statement and the Invoices therefor furnished to Purchaser pursuant to Section 6.3(b) and (ii) the remaining portion of any Shared Expenses that remain unpaid as of the Closing in accordance with the Closing Statement. In the case of any Transaction Expenses that are payable to Continuing Employees, Purchaser shall cause the applicable Group Company to make payment of such expenses to such Continuing Employees through payroll of the applicable Group Company after the Closing.

(e)     FIRPTA Certificate. At the Closing, Seller shall deliver to Purchaser a duly executed certificate (substantially in the form of the sample set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B)) certifying that Seller or the applicable transferor is not a foreign Person; provided that in the event of a change in Law or fact that, in Purchaser’s reasonable discretion after consultation with Seller, results in the foregoing certificate being insufficient to avoid withholding under Section 1445 of the Code (and the Treasury Regulations promulgated thereunder), Seller shall provide a different certification (or certifications), in a form reasonably satisfactory to Purchaser, as is necessary to avoid withholding of Tax under Section 1445 of the Code (and the Treasury Regulations promulgated thereunder) from any amounts payable to Seller under this Agreement; provided, further, that the sole recourse for failing to deliver such certificate or certification is to withhold under Section 1.4 to the extent required.

(f)     Resignations. At the Closing, Seller shall deliver resignations from the directors and managers (and, if requested by Purchaser at least three (3) Business Days prior to the Closing Date, any officers) of the Group Companies effective as of the Closing.

(g)     Secretary’s Certificate. At the Closing, Seller shall deliver to Purchaser a certificate, dated as of the Closing Date, duly executed by the secretary of Seller (i) attaching a true and correct copy of the resolutions unanimously adopted by the shareholders of Seller authorizing the Transactions in accordance with Section 351.400 of the Missouri Revised Statutes (the “Shareholder Approval”) and (ii) certifying that that such resolutions have not been rescinded, revised, modified or withdrawn in any way and are in full force and effect.

Section 1.4     Withholding Rights. Purchaser, Seller, the Escrow Agent and their respective Affiliates shall be entitled to deduct and withhold from any payment made pursuant to this Agreement any amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws; provided, however, that, except in the case of payments treated as compensation for employment, the Person intending to withhold shall notify the Person in respect of which such deduction or withholding would be made in writing of its intention to deduct and withhold such amounts and the reason therefor as soon as reasonably practicable (but at least two (2) Business Days in advance of the applicable payment date, except with respect to withholding resulting from Seller’s failure to comply with Section 1.3(e)), and such first Person and each of the applicable parties shall cooperate in good faith to reduce the amount of, or eliminate the necessity for, such withholding. To the extent amounts are so withheld and timely paid over to the appropriate Tax authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such Person providing information or documentation to Purchaser, Seller or the Escrow Agent, such information shall be requested prior to any such withholding.

Article II

Consideration; Post-Closing Adjustment

Section 2.1     Consideration.

(a)     At or prior to the close of business on the date which is three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a written statement (the “Closing Statement”) setting forth:

(i)     Seller’s good faith estimates of (A) the Cash Amount (the “Estimated Cash Amount”), (B) the Indebtedness Amount (the “Estimated Indebtedness Amount”), (C) the Net Working Capital Amount (the “Estimated Net Working Capital Amount”), (D) the Shared Expenses and (E) the Transaction Expenses (the “Estimated Transaction Expenses”) (including a reasonably detailed summary of the calculations made to arrive at such amounts);

(ii)     a list of and, as applicable, payment instructions for the payment of, the Shared Expenses and the Estimated Transaction Expenses; and

(iii)     the calculation of the Closing Aggregate Consideration.

The Closing Statement shall be derived from the books and records of the Group Companies and shall be prepared in accordance with the Accounting Principles.

(b)     For purposes of this Agreement, the term “Closing Aggregate Consideration” means (i) the Base Consideration, minus (ii) the Estimated Indebtedness Amount, plus (iii) the amount, if any, by which the Estimated Net Working Capital Amount is greater than the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount is greater than the Estimated Net Working Capital Amount, plus (v) the Estimated Cash Amount, minus (vi) the Estimated Transaction Expenses, minus (vii) the Purchase Price Adjustment Escrow Amount.

(c)     For purposes of this Agreement, the term “Final Closing Aggregate Consideration” means (i) the Base Consideration, minus (ii) the Indebtedness Amount as finally determined pursuant to Section 2.2, plus (iii) the amount, if any, by which the Net Working Capital Amount as finally determined pursuant to Section 2.2 is greater than the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Target Net Working Capital Amount is greater than the Net Working Capital Amount as finally determined pursuant to Section 2.2, plus (v) the Cash Amount as finally determined pursuant to Section 2.2, minus (vi) the Transaction Expenses, as finally determined pursuant to Section 2.2, minus (vii) the Purchase Price Adjustment Escrow Amount.

Section 2.2     Final Closing Balance Sheet Calculation.

(a)     As promptly as reasonably practicable, but in any event within seventy-five (75) days after the Closing Date, Purchaser shall deliver to Seller a statement, together with reasonable supporting detail, showing the calculation of the Cash Amount, Indebtedness Amount, Net Working Capital Amount and Transaction Expenses (the “Preliminary Statement”). Notwithstanding anything to the contrary in this Agreement, the Cash Amount, Indebtedness Amount and Net Working Capital Amount shall be determined on a consolidated basis in accordance with GAAP applied using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, to the extent consistent with GAAP, as were used in the preparation of the Latest GM Balance Sheet and, in the case of FidelityLink, in the Latest FidelityLink Trial Balances, except as otherwise set forth in the definitions of such terms (including, in the case of the Indebtedness Amount, (1) to the extent Indebtedness includes any non-GAAP items and (2) with respect to the Payoff Debt, which shall be calculated to reflect the amounts that would be required to satisfy and discharge in full such Indebtedness as of the Closing as set forth in the Payoff Letters), and the Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount shall be calculated without giving effect to and shall not include (w) any changes in assets or liabilities as a result of purchase accounting adjustments, (x) any transactions occurring on the Closing Date after the Closing outside of the ordinary course of business, (y) transactions or liabilities incurred by or at the direction of Purchaser or its Affiliates not contemplated by this Agreement or any other Excluded Amounts or (z) any other accounting adjustments arising from or resulting as a consequence of the Transactions (collectively, the “Accounting Principles”). For the avoidance of doubt, any dispute as to whether the Cash Amount, Indebtedness Amount and Net Working Capital Amount were determined in accordance with GAAP may be resolved pursuant to this Section 2.2, irrespective of whether such dispute may also involve a claim for the breach of the representations and warranties made by the Seller in Section 4.3. The Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount in the Preliminary Statement shall be derived from the books and records of the Group Companies and shall be prepared and calculated in accordance with the Accounting Principles, consistently applied.

(b)     Seller and its Representatives shall be permitted reasonable access during normal business hours to review and obtain copies of the Group Companies’ books and records and any work papers related to the preparation of the Preliminary Statement and the adjustments contemplated thereby. Seller and its Representatives may make inquiries of Purchaser, the Group Companies and their respective accountants regarding questions or disagreements, and Purchaser shall use its, and shall cause the Group Companies to use their, reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. At the reasonable request of Seller, Purchaser shall make available its and the Group Companies’ personnel to advise and assist the Seller in its review of the Preliminary Statement and any objections or disputes with respect thereto. If Seller has any objections to the Preliminary Statement, Seller shall deliver to Purchaser a statement setting forth its objections thereto, which statement shall indicate each disputed item and the amount and the basis for the Seller’s disagreement therewith and, to the extent it has received from Purchaser the necessary related information, giving reasonable detail in support thereof, and which statement may further indicate any disputed items with respect to which Seller has not received from Purchaser such necessary related information requested by Seller (an “Objections Statement”). The Objections Statement shall only include disagreements based on mathematical errors or based on the Cash Amount, Indebtedness Amount, Transaction Expenses and Net Working Capital Amount not being calculated in accordance with this Agreement. If an Objections Statement is not delivered to Purchaser within sixty (60) days after delivery of the Preliminary Statement to Seller, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto.

(c)     Seller and Purchaser shall negotiate in good faith to resolve any objections in the Objections Statement, but if and to the extent they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, Seller and Purchaser shall submit such dispute to KPMG LLP, and if such firm is no longer independent, unwilling or unable to accept such engagement, BDO USA, LLP, and if such firm is no longer independent, unwilling or unable to accept such engagement another independent accounting firm of national reputation with significant experience related to purchase price adjustments that is mutually selected by Purchaser and Seller; provided, however, that if Purchaser and Seller cannot agree to such an accounting firm within forty-five (45) days following the delivery of an Objections Statement, then within fifteen (15) days each of Purchaser and Seller shall designate such an independent accounting firm and the two independent accounting firms selected by each shall within fifteen (15) days select a third independent accounting firm of national reputation with significant experience related to purchase price adjustments to serve (any such firm, the “Valuation Firm”). Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall act as an expert and not as arbitrator, shall only consider the disputed matters that were properly included in the Objections Statement and shall make a final determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, Net Working Capital Amount and the resulting Final Closing Aggregate Consideration calculated with reference to such amounts (solely to the extent such amounts are in dispute), in accordance with the guidelines and procedures set forth in this Agreement. The Valuation Firm may not assign a value to any item in dispute greater than the greatest value assigned by Purchaser in the Preliminary Statement, on the one hand, or Seller in the Objections Statement, on the other hand, or less than the smallest value for such item assigned by Purchaser in the Preliminary Statement, on the one hand, or Seller in the Objections Statement, on the other hand. The parties shall cooperate with the Valuation Firm during the term of its engagement. The Valuation Firm shall deliver to Purchaser and Seller, as promptly as practicable and in any event within sixty (60) days after submission of any dispute to the Valuation Firm, a written report setting forth the resolution of such dispute determined in accordance with the terms herein. Without limiting the rights of the Purchaser Indemnified Persons in Article IX, the determination of the Cash Amount, Indebtedness Amount, Transaction Expenses, Net Working Capital Amount and the resulting Final Closing Aggregate Consideration calculated with reference thereto, in each case in the manner contemplated by this Section 2.2, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties, absent a showing of manifest error, and an order may be entered in respect thereof in any court of competent jurisdiction, subject to Section 11.8. The fees, costs and expenses of the Valuation Firm shall be borne by the parties in proportion to the relative amount by which each party’s determination has been modified. For example, if Seller challenges the calculation of the Net Working Capital Amount by an amount of One Hundred Thousand Dollars ($100,000), but the Valuation Firm determines that Seller has a valid claim for only Forty Thousand Dollars ($40,000), then Purchaser shall bear forty percent (40%) of the fees and expenses of the Valuation Firm and Seller shall bear the other sixty percent (60%) of such fees and expenses.

Section 2.3     Post-Closing Adjustment Payment.

(a)     If the Final Closing Aggregate Consideration is greater than or equal to the Closing Aggregate Consideration, (i) Purchaser shall promptly (but in any event within three (3) Business Days of the determination of the Final Closing Aggregate Consideration) pay to Seller the amount of such excess, if any, by wire transfer of immediately available funds to the account designated in writing by Seller to Purchaser; and (ii) Seller and Purchaser shall promptly (but in any event within three (3) Business Days of the determination of the Final Closing Aggregate Consideration) jointly instruct the Escrow Agent to release to Seller the funds in the Purchase Price Adjustment Escrow Account, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by Seller to the Escrow Agent. If the Final Closing Aggregate Consideration is less than the Closing Aggregate Consideration (the absolute value of such difference, the “Shortfall Amount”), (x) Seller and Purchaser shall promptly (but in any event within three (3) Business Days of the determination of the Final Closing Aggregate Consideration) jointly instruct the Escrow Agent to pay to Purchaser from the Purchase Price Adjustment Escrow Amount the Shortfall Amount by wire transfer of immediately available funds to one or more accounts designated in writing by Purchaser to the Escrow Agent; provided that to the extent the Shortfall Amount is (A) less than the Purchase Price Adjustment Escrow Amount and any balance in the Purchase Price Adjustment Escrow Account will remain after such payment to Purchaser from the Purchase Price Adjustment Escrow Account, Seller and Purchaser shall promptly (but in any event within three (3) Business Days of the determination of the Final Closing Aggregate Consideration and simultaneously with the instruction in clause (x)) jointly instruct the Escrow Agent to pay to Seller the amount remaining in the Purchase Price Adjustment Escrow Account, to the account or accounts designated in writing by the Seller to the Escrow Agent; and (B) greater than the Purchase Price Adjustment Escrow Amount, then Seller shall promptly (but in any event within three (3) Business Days of the determination of the Final Closing Aggregate Consideration) pay to Purchaser the difference between the Shortfall Amount and the Purchase Price Adjustment Escrow Amount, by wire transfer of immediately available funds to the account designated in writing by Purchaser to Seller.

(b)     The funds available in the Purchase Price Adjustment Escrow Account may be distributed to Purchaser and/or Seller solely and exclusively in accordance with Section 2.3(a) and the terms of the Escrow Agreement applicable to the Purchase Price Adjustment Escrow Account and shall not be available for any other payment to Purchaser or any of its Affiliates. All title and all rights to all remaining funds in the Purchase Price Adjustment Escrow Account shall automatically transfer to the Seller (i) immediately after the payments made to Purchaser under Section 2.3(a), if the Final Closing Aggregate Consideration is less than the Closing Aggregate Consideration, or (ii) immediately upon the final determination of the Final Closing Aggregate Consideration, if the Final Closing Aggregate Consideration is greater than or equal to the Closing Aggregate Consideration, in each case in accordance with the terms of the Escrow Agreement.

(c)     The parties agree that any amount paid under this Section 2.3 shall be treated as an adjustment to the Final Closing Aggregate Consideration for Tax purposes and, subject to the outcome of a Tax Contest and the provisions of Section 10.5 and Section 10.7, agree not to take any position inconsistent with such treatment on any Tax Return.

Article III

Representations and Warranties Relating to Seller and
the Shares

Seller represents and warrants to Purchaser that, except as disclosed in the disclosure letter delivered to Purchaser simultaneously with the execution of this Agreement (the “Disclosure Letter”):

Section 3.1     Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri.

Section 3.2     Authority; Noncontravention.

(a)     Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Seller under this Agreement have been duly authorized by all necessary corporate action on the part of Seller, and no other action on the part of Seller, its board of directors and its equityholders is necessary to authorize the execution and delivery of and performance by Seller under this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery hereof by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)     Other than the Shareholder Approval, which has already been obtained, no vote of the holders of any class or series of capital stock or other equity interests of Seller is necessary to authorize this Agreement and the consummation of the Transactions.

(c)     Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller or the Group Companies of the Transactions, nor compliance by Seller or the Group Companies with any of the terms or provisions hereof, shall (i) conflict with or violate the organizational or other similar documents of Seller or any of the Group Company Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.3 are received (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Seller or any Group Company or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of Seller or any Group Company, except in the case of clauses (ii) and (iii) above as would not, individually or in the aggregate, reasonably be expected to prevent the consummation by Seller of the Transactions or to have a Material Adverse Effect.

Section 3.3     Governmental Approvals. Except for (a) the Other Regulatory Approvals listed in Section 3.3 of the Disclosure Letter and (b) the filings required under, and compliance with other applicable requirements of, the HSR Act, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Seller and the consummation by Seller or the Group Companies of the Transactions.

Section 3.4     The Shares; Capitalization.

(a)     Seller is, or in the case of FidelityLink, if the FidelityLink Acquisition is consummated at or prior to the Closing, at the Closing will be, the record and beneficial owner of, and has, or in the case of FidelityLink, if the FidelityLink Acquisition is consummated at or prior to the Closing, at the Closing will have, good and valid title to, all of the Shares, free and clear of all Liens (other than transfer restrictions under applicable securities Laws). Seller has the exclusive right to dispose of the Shares as provided in this Agreement. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Purchaser at the Closing of the items described in Section 1.3(a) and upon Seller’s receipt of the Closing Aggregate Consideration, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens (other than transfer restrictions under applicable securities Laws).

(b)     Section 3.4(b) of the Disclosure Letter sets forth, as of the date of this Agreement, the authorized capitalization of each Company, the assumed name(s), if any, of each Company in each relevant jurisdiction, the number of Shares outstanding of each Company and the record and beneficial owner thereof. All outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights or similar rights. Except as set forth in Section 3.4(b) of the Disclosure Letter, no Company has (i) any capital stock or other equity interests, (ii) any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any capital stock or other equity interests, (iii) any rights, warrants or options to purchase any capital stock or other equity interests or (iv) any “phantom” units or rights, stock appreciation rights, performance stock units or other rights that are linked in any way to the price or value of any capital stock or other equity interests, in each case issued, outstanding or reserved for issuance.

(c)     There are no bonds, debentures, notes or other Indebtedness of any Group Company having the right to vote (or convertible into or exercisable or exchangeable for securities of any Group Company having the right to vote) on any matters on which holders of the Shares (or equivalent equity securities of any of the Company Subsidiaries) are entitled to vote. There are no accumulated but unpaid dividends or distributions with respect to any Shares. There are no agreements or other obligations (contingent or otherwise) (i) that require any Group Company to repurchase, redeem or otherwise acquire any of such Group Company’s capital stock or other equity securities that would survive the Closing, (ii) with respect to the voting of any voting interests in any Group Company to which a Group Company is a party, including any voting trust agreement, (iii) restricting dividend rights with respect to, or the transfer or disposition of, capital stock or other equity securities in any Group Company to which a Group Company is a party (including the Shares) or (iv) providing for registration rights or similar rights with respect to capital stock or other equity securities in any Group Company.

Section 3.5     Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates for which Purchaser or any of its Subsidiaries (including the Group Companies) will be liable following the Closing.

Section 3.6     Solvency. Assuming (a) that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects, (b) the compliance and performance by Purchaser of its obligations hereunder in all material respects and (c) the satisfaction of the conditions to Seller’s obligations to close in Article VII, immediately after giving effect to the Transactions, the members of the Seller Group, on a consolidated basis (i) will be able to pay their respective debts (fixed or contingent, matured or unmatured) as they become due, (ii) will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions by any member of the Seller Group with the intent to hinder, delay or defraud either present or future creditors of any member of the Seller Group.

Article IV

Representations and Warranties Relating to the Group Companies

Seller represents and warrants to Purchaser that, except as disclosed in the Disclosure Letter:

Section 4.1     Organization, Standing and Organizational Power.

(a)     Each of the Group Companies is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other organizational power and authority necessary to own or lease all of its material properties and assets and to carry on its business in all material respects as it is now being conducted. Each Group Company is qualified and licensed to do business and to operate under an assumed name and is in good standing in every jurisdiction in which its ownership or lease of properties or assets or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)     True and complete copies of the Group Company Charter Documents, as in effect on the date hereof, have been provided to Purchaser. The Group Company Charter Documents are in full force and effect and no Group Company is in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of its Group Company Charter Documents.

Section 4.2     Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Company Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and free and clear of preemptive rights or similar rights, and are owned directly or indirectly by the Companies free and clear of all Liens, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”) and Permitted Liens (but solely of the type described in clauses (i), (vi) or (xi) of the definition thereof). Section 4.2 of the Disclosure Letter sets forth for each of the Company Subsidiaries: (i) its name and assumed name(s) (if any) in each relevant jurisdiction, (ii) its issued and outstanding capital stock or other equity interests, (iii) the holder(s) of its entire capital stock or other equity interests and (iv) its jurisdiction of organization. Except as set forth in Section 4.2 of the Disclosure Letter, no Company Subsidiary has (i) any capital stock or other equity interests, (ii) any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any capital stock or other equity interests, (iii) any rights, warrants or options to purchase any capital stock or other equity interests or (iv) any “phantom” units or rights, stock appreciation rights, performance stock units or other rights that are linked in any way to the price or value of any capital stock or other equity interests, in each case issued, outstanding or reserved for issuance. Except for the Company Subsidiaries set forth on Section 4.2 of the Disclosure Letter, there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or Persons in which any Company owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire any such capital stock or equity interest.

Section 4.3     Financial Statements; Undisclosed Liabilities; Internal Controls.

(a)     Seller has previously furnished to Purchaser: (i) the audited consolidated balance sheet as of December 31, 2017 of the Seller and its Subsidiaries and the related statements of income, cash flows and stockholders’ equity for the 12-month period then ended (which includes comparisons to the 12-month period ending December 31, 2016) (collectively, the “Seller Financial Statements”), (ii) the unaudited consolidated balance sheet as of December 31, 2018 of the Group Companies (the “Latest GM Balance Sheet”) and the related statement of income for the 12-month period then ended (collectively, the “GM Financial Statements”) and (iii) the unaudited trial balances as of December 31, 2018 of FidelityLink (the “Latest FidelityLink Trial Balances”) and the related statement of income for the 12-month period then ended (which includes comparisons to the 12-month period ending December 31, 2017) (collectively, the “FidelityLink Financial Information” and, together with the Seller Financial Statements and the GM Financial Statements, the “Financial Statements”). The Seller Financial Statements have been derived from the books of account and other financial records of Seller and its Subsidiaries, have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition, results of operations and cash flows of Seller and its Subsidiaries as of the times and for the periods referred to therein. The GM Financial Statements have been derived from the books of account and other financial records of the Group Companies, have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Group Companies as of the times and for the period referred to therein, subject to normal recurring year-end adjustments and the absence of footnote disclosures. The FidelityLink Financial Information has been derived from the books of account and other financial records of FidelityLink and presents fairly in all material respects the financial condition and results of operations of FidelityLink as of the times and for the periods referred to therein, subject to normal recurring year-end.

(b)     No Group Company has any liabilities, except for liabilities (i) reflected or reserved against on the Latest GM Balance Sheet or, in the case of FidelityLink, the Latest FidelityLink Trial Balances, (ii) incurred after December 31, 2018 in the ordinary course of business, (iii) incurred in connection with the Transactions, (iv) disclosed on Section 4.3(b) of the Disclosure Letter or (v) that are not and would not reasonably be expected to be, individually, material to the Group Companies, taken as a whole.

(c)     To the Knowledge of Seller, the Group Companies maintain a system of internal accounting controls that are designed to provide reasonable assurance that all transactions are, in all material respects, (i) executed in accordance with management’s general or specific authorizations and (ii) recorded as necessary to permit materially correct preparation of financial statements in accordance with GAAP. Since January 1, 2016, no director, manager or officer of any Group Company or, to the Knowledge of Seller, auditor or accountant thereof, has received or otherwise had or obtained knowledge of (A) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures, methodologies or methods of the Group Companies or the Business or their respective internal accounting controls or (B) any fraud that involves any director, manager or officer of any Group Company.

(d)     Section 4.3(d) of the Disclosure Letter sets forth a true and complete list of all bonds, guaranties, letters of credit and similar arrangements posted by the Seller or any of its equityholders or Subsidiaries (including the Group Companies) in connection with the Business.

Section 4.4     Absence of Certain Changes.

(a)     (i) From December 31, 2018 to the date hereof, except in connection with the Transactions, the Business has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) from December 31, 2017 to the date hereof, there has not been any Material Adverse Effect.

(b)     Except as contemplated by this Agreement, from December 31, 2018 to the date hereof, no Group Company has taken, or agreed in writing to take, any actions that would be prohibited by Section 6.1(a) as applicable to subsections (a)(i), (ii), (iii), (iv), (vi),(vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi) and (xviii) of such Section, in each case, if such actions were taken after the date hereof but before the Closing (disregarding such provisions relating to Purchaser consultation or notification).

Section 4.5     Legal Proceedings. There are no suits or proceedings pending (except for (a) suits or proceedings for which the potential liability (other than for deductibles, retentions and the like) is expected to be less than $25,000 or (b) proceedings affecting the cable or telecommunications industry generally) or, to the Knowledge of Seller, threatened in writing against any Group Company or otherwise relating to the Business, at law or in equity, before or by any Governmental Authority, which if determined adversely to a Group Company or the Business would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or the Business. No Group Company is subject to any outstanding judgment, order or decree of any Governmental Authority (other than judgments, orders or decrees affecting the cable or telecommunications industry generally) that would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, or the Business. To the Knowledge of Seller, there is no pending or threatened in writing material investigation of any Group Company by any Governmental Authority.

Section 4.6     Compliance With Laws; Permits.

(a)     The Group Companies and the Business are, and since January 1, 2016, have been, in material compliance with all laws, statutes, ordinances, codes, regulations, decrees, judgments, injunctions and orders of Governmental Authorities (collectively, “Laws”) applicable to the Group Companies or the Business and none of the Systems are operating under any current waiver of any Laws in any material respect. Each of the Group Companies holds, and is in material compliance with, all material Licenses, Franchises, permits, certificates, approvals and authorizations from Governmental Authorities required by Law for the conduct of the Business as it is now being conducted (collectively, “Company Permits”), and such Company Permits are in full force and effect in all material respects and will remain in full force and effect in all material respects as of the Closing. Since January 1, 2016, neither Seller nor any of its Affiliates (including any Group Company) has received any written notice from any Governmental Authority regarding any violation of, conflict with or failure to comply with any Company Permit in any material respect. As of the date hereof, no material suspension, request for stay of the grant thereof (or any appeal thereof), termination or cancellation of any of the Company Permits is pending or, to the Knowledge of Seller, threatened by the Governmental Authority issuing such Company Permit.

(b)     Section 4.6(b) of the Disclosure Letter sets forth a list as of the date hereof of all Franchises and Company Permits. Seller has provided to Purchaser true and complete copies of such Franchises and Company Permits in all material respects. No material suspension, request for stay of the grant thereof (or any appeal thereof), termination or cancellation of any of the Company Permits is pending or, to the Knowledge of Seller, threatened.

(c)     Since January 1, 2014, each Group Company has timely and validly made all material filings and payments, and given all material notices, required under the Communications Laws, the Company Permits and the federal universal service fund or any state equivalent thereto.

(d)     Since January 1, 2016, each Group Company has timely filed with the U.S. Copyright Office all required statements of account with respect to the Business in accordance with the Copyright Act of 1976, as amended, and the regulations thereunder, required to have been filed, and have paid all royalty fees required in relation thereto, in each case, in all material respects.

(e)     Section 4.6(e) of the Disclosure Letter lists (i) any Service Areas in which any Group Company maintains material operations or facilities within the public right-of-way or otherwise validly operates a System without a valid, non-expired written Franchise or License and (ii) any other areas in which any Group Company maintains material operations or facilities within the public right-of-way or otherwise validly operates a System without a valid, non-expired written Franchise or License.

(f)     No Group Company manages or operates any Systems which it does not, directly or indirectly, wholly own or lease, and no Group Company owns any Systems which are in operation and which it does not, directly or indirectly, manage and operate.

(g)     The Systems comply in all material respects with all procedures applicable to emergency alert systems, including with respect to mandated emergency alert system equipment, and the Systems’ emergency alert system equipment operate in all material respects in compliance with all applicable Laws.

(h)     None of the representations and warranties contained in this Section 4.6 shall be deemed to relate to Taxes, employee benefit matters, environmental matters or labor matters (it being understood that the exclusion in this Section 4.6(h) shall not apply to any representations or warranties relating to the federal universal service fund or any state equivalent thereto).

Section 4.7     Tax Matters.

(a)     All U.S. federal income Tax Returns and all other material Tax Returns required to be filed in respect of any of the Group Companies (or any of the assets transferred pursuant to the Specified Transactions) for the previous ten (10) years have been timely filed (taking into account any extension of time within which to file), and to the Knowledge of Seller, all such Tax Returns for prior years have been so filed.

(b)     All U.S. federal income Taxes and other material Taxes (i) of Seller or any consolidated, combined or unitary group of which Seller is or was the parent or (ii) in respect of any of the Group Companies (or any of the assets transferred pursuant to the Specified Transactions) for the previous ten (10) years have been paid.

(c)     No material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing by a Governmental Authority for any of the Group Companies (or in respect of any of the assets transferred pursuant to the Specified Transactions) which deficiency has not been fully paid, resolved or adequately reserved for in accordance with GAAP in the Latest GM Balance Sheet or, in the case of FidelityLink, the Latest FidelityLink Trial Balances.

(d)     No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to U.S. federal income Taxes or other material Taxes of any of the Group Companies (or in respect of any of the assets transferred pursuant to the Specified Transactions).

(e)     No waiver of any statute of limitations in respect of a material amount of Taxes or any extension of time with respect to a material Tax assessment or deficiency is in effect for any of the Group Companies (or in respect of any of the assets transferred pursuant to the Specified Transactions).

(f)     All material Taxes required to be withheld by any of the Group Companies in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been timely withheld, and such withheld Taxes have been timely paid to the appropriate Governmental Authority for the previous ten (10) years, and to the Knowledge of Seller, all such Taxes for prior years have been so withheld and paid.

(g)     None of the Group Companies could be liable for any Taxes of any other Person (other than the Group Companies) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or any Tax sharing agreement or Tax indemnity obligation (other than pursuant to any agreement the principal purpose of which is not the indemnification of Taxes).

(h)     For U.S. federal income Tax purposes, (i) Seller became an “S corporation” (within the meaning of Section 1361(a)(1) of the Code) for the taxable year beginning January 1, 2018 and was never an S corporation prior to such date, (ii) each of the Group Companies that is a corporation has been classified as a “qualified subchapter S subsidiary” (within the meaning of Section 1361(b)(3)(B) of the Code) at all times since such date until immediately prior to the respective LLC Conversion, (iii) each other Group Company (other than CoBridge Communications LLC and FidelityLink) is classified as a disregarded entity, (iv) as of the date hereof, (A) CoBridge Communications LLC is classified as a qualified subchapter S subsidiary, (B) FidelityLink is classified as a partnership and (C) no election on IRS Form 8832 with an effective date within the last sixty (60) months has been filed in respect of CoBridge Communications LLC or FidelityLink and (v) as of the Closing Date, CoBridge Communications LLC (and, if the FidelityLink Acquisition occurs, FidelityLink) will be classified as a disregarded entity as of the Closing.

(i)     The Specified Transactions will not give rise to any U.S. federal income Taxes (or items of taxable income or gain) of any of the Group Companies.

Section 4.8     Employee Benefits Matters.

(a)     Section 4.8(a) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of each Company Plan, and separately identifies each such Company Plan that is an Assumed Plan.

(b)     With respect to each Company Plan, Seller has made available to Purchaser copies of, as applicable, (i) the current plan and trust document, (ii) the most recent annual report on Form 5500 required to be filed and (iii) the most recent summary plan description provided to participants. Each Company Plan has been administered in all material respects in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. All Company Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code have received a favorable determination letter from the IRS. Seller and its Subsidiaries do not maintain, sponsor, contribute to or have any liability under or with respect to any plan that (A) is or was in the last six (6) years subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (B) is otherwise a defined benefit pension plan, (C) is a “multiple employer plan” for purposes of Section 4063, 4064 or 4066 of ERISA, Multiemployer Plan or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (D) provides post-employment health or welfare benefits, except as required by Law (including continuation coverage under COBRA).

(c)     Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, entitle any Business Employee to any compensation or benefit or accelerate the time of payment or vesting, or trigger any payment or funding or increase the amount, of any compensation or benefit under any Company Plan. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Group Companies, with respect to the Company Plans, no claim, action, suit, audit, assessment by a Governmental Authority, arbitration, proceeding or investigation (other than routine claims for benefits in the ordinary course) is pending or, to the Knowledge of Seller, threatened in writing, and to the Knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, audits or investigations. The Transactions will not result in any payments for or with respect to any Disqualified Individual that will not be deductible by reason of Section 280G of the Code.

(d)     No employees of Seller or any of its Affiliates (other than the Group Companies) provide material services to the Group Companies with respect to the operation of the Business. No current or former directors, managers, officers or employees of Seller or any of its Affiliates (other than current or former Business Employees) participate in any Assumed Plan.

(e)     Section 4.8(e) of the Disclosure Letter (the “Business Employee Schedule”) sets forth for each Business Employee, a complete and correct list, as of the date of this Agreement, of the name, job title, work location, annual salary or hourly rate, overtime exempt or non-exempt classification, full- or part-time status and an indication of whether on leave of absence.

(f)     There are no facts or circumstances that would or could reasonably be likely to, give rise to any liability (whether actual or contingent, direct or indirect, known or unknown), on a “controlled group” basis, with respect to any employee benefit plan sponsored, maintained or contributed to, or required to be contributed to, by any ERISA Affiliate.

Section 4.9     Environmental Matters. Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (a) each of the Group Companies and the Business is, and since January 1, 2016 has been, in compliance with all applicable Environmental Laws and, to the Knowledge of Seller, no capital or other costs are required to achieve or maintain such compliance, other than as provided in the Financial Statements, (b) each of the Group Companies and the Business holds and is and has been since January 1, 2016 in compliance with all Company Permits required under Environmental Laws for the operation of the Business, (c) there is no suit or proceeding arising under Environmental Laws that is pending or, to the Knowledge of Seller, threatened in writing against any Group Company or the Business, (d) neither any Group Company nor the Business has received any written notice of, or is subject to, any order, settlement, judgment, injunction or decree, involving uncompleted, outstanding or unresolved liabilities or corrective, remedial or other obligations relating to or arising under Environmental Laws, (e) there has been no Release (including any subsequent migration) of, or exposure of any Person to, any Hazardous Material that would reasonably be expected to form the basis of any suit or proceeding against or liability of any Group Company or the Business relating to Environmental Laws, (f) to the Knowledge of Seller, each of the Group Companies and the Business does not own or lease any underground storage tanks at any Real Property and (g) none of the Group Companies or the Business has assumed, either contractually or by the operation of Law, any liabilities or obligations of any other Person that would reasonably be expected to form the basis of any suit or proceeding against any Group Company or the Business relating to any Environmental Laws. Other than the representations and warranties contained in Section 3.3, Section 4.3(a), Section 4.3(b), Section 4.4 and Section 4.14, this Section 4.9 constitutes the sole and exclusive representation and warranty of Seller regarding environmental matters, including all matters arising under Environmental Laws or relating to Hazardous Materials.

Section 4.10     Intellectual Property.

(a)     Section 4.10(a) of the Disclosure Letter sets forth a true and complete list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications for registration of trademarks, (iii) registered copyrights and pending applications for registration of copyrights and (iv) registered Internet domain names, in each case that are (i) owned by any Group Company or (ii) are used in the Business and are owned by the Seller Group (the “Registered IP”) (indicating for each, as applicable, the owner(s), jurisdiction and, as applicable, the application or registration number and date of filing). A Group Company or the applicable member of the Seller Group indicated on Section 4.10(a) of the Disclosure Letter owns (or in the case of domain names, is the registrant of) all of the Registered IP free and clear of all Liens, except for Permitted Liens.

(b)     (i) A Group Company (A) is the sole and exclusive owner of all right, title and interest in and to all Company Intellectual Property that is owned by the Group Companies (including the Registered IP set forth on Section 4.10(a) of the Disclosure Letter) and (B) at the Closing will be the sole and exclusive owner of all right, title and interest in and to all Company Intellectual Property that is, as of the date hereof, owned by the Seller Group, including the Transferred Trademarks (collectively, the “Owned IP”) and (ii) a Group Company has the right to use pursuant to a valid and enforceable written License Agreement all material Company Intellectual Property (other than the Owned IP) that is used in or is necessary for the conduct of the Business, in each case free and clear of all Liens other than Permitted Liens. All of the Owned IP is subsisting and, to the Knowledge of Seller, valid and enforceable.

(c)     Section 4.10(c) of the Disclosure Letter sets true and correct list of all Company Intellectual Property that, as of the date hereof, is owned, or is licensable by, the Seller Group.

(d)     Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the conduct of the Business as conducted immediately prior to the Closing does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, (ii) there is no claim of infringement, misappropriation or other violation of any Person’s Intellectual Property pending or, to the Knowledge of Seller, threatened in writing, against the Business or any Group Company since January 1, 2016, and (iii) to the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating any Owned IP. Since January 1, 2016, there has been no material claim of infringement, misappropriation or violation of any Owned IP pending or, threatened, in writing, by Seller or any of its Affiliates (including any Group Company) against any third party.

(e)     Since January 1, 2016, Seller and its Affiliates (including the Group Companies) have taken commercially reasonable measures to ensure the protection of all of the Owned IP under any applicable Law in all material respects (including, with regard to the Registered IP, and in their reasonable business judgment, making and maintaining in full force and effect all necessary filings, registrations and issuances, including paying all fees related thereto).

(f)     Except: (i) for Material Contracts and (ii) for License Agreements for Off-the-shelf Software, no Group Company is a party to any License Agreement with a third party pursuant to which it has agreed to pay to or receive from a third party any material royalty in respect of a license to Intellectual Property.

(g)     Seller and its Affiliates (including the Group Companies) have taken commercially reasonable measures to (i) protect the confidentiality of the material trade secrets, Customer Data and other material confidential information of the Group Companies and the Business and (ii) prevent the unauthorized use, disclosure, loss, processing, transmission or destruction of or access to any such information.

(h)     No current or former employee, consultant or contractor of Seller or any of its Affiliates (including the Group Companies) has made any written claim of ownership or right, in whole or in part, to any material Owned IP or has asserted in a legal proceeding any such claim of ownership or right. Each Person and any current or former employee who, either alone or with others, creates, develops, invents, or has created, developed or invented, any material Intellectual Property for any Group Company or the Business has entered into a written agreement with a Group Company that obliges such Person or employee to assign such Intellectual Property to such Group Company.

(i)     None of the Software included in the Owned IP that is distributed to any third Person incorporates Open Source Code in a manner that requires, pursuant to the license for such Open Source Code, any public distribution of such Software or creates an obligation for any Group Company or the Business to grant to any Person any rights to such Software.

(j)     Seller and its Affiliates (including the Group Companies) have taken reasonable measures to preserve and maintain the performance and security of the IT Systems, and the IT Systems are in good repair and operating condition. To the Knowledge of Seller, the IT Systems have not, since January 1, 2016, suffered any material loss of data or breaches that have resulted in (x) the unauthorized disclosure or loss of any Customer Data, including Personal Data, or (y) a third party obtaining unauthorized access to any such Customer Data, including Personal Data. Seller and its Affiliates (including the Group Companies) have implemented commercially reasonable backup, security and disaster recovery procedures for protection of its Customer Data.

(k)     The Business has, at all times since January 1, 2016, been operated and conducted in material compliance with all applicable contractual and legal requirements, and all applicable privacy policies, in each case pertaining to data protection, information privacy and security, and information collection and use. Customer Data, including Personal Data, collected, stored and processed in the operation and conduct of the Business as currently conducted can be used by any Group Company immediately after the Closing in the manner currently used by the Business in all material respects. To the Knowledge of Seller, since January 1, 2016, no Person has made any illegal or unauthorized use of Customer Data in any material respect, including Personal Data or non-public information that was so collected by or on behalf of Seller or any of its Affiliates (including the Group Companies). Since January 1, 2016, neither Seller nor any of its Affiliates (including the Group Companies) has been legally required to provide any notices to data owners in connection with a disclosure of Customer Data, including Personal Data, nor has any of them provided any such notice. There are no material claims pending or, since January 1, 2016, to the Knowledge of Seller, threatened in writing against any Group Company or relating to the Business alleging a violation of any Person’s Customer Data, including Personal Data, privacy or data rights.

Section 4.11     Property; Towers.

(a)     As of the date hereof, the real property described in Section 4.11(a) of the Disclosure Letter constitutes all of the real property owned in fee simple by the Group Companies, other than any of the Tower Interests (the “Owned Real Property”). A Group Company: (i) has good and valid indefeasible fee simple title to all of the Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) is in sole and exclusive possession of the Owned Real Property and there are no leases, licenses, occupancy agreements or any other similar arrangements pursuant to which any Person (including any member of the Seller Group) is granted the right to use and occupy the Owned Real Property (the “Owned Real Property Leases”), other than pursuant to Permitted Liens; (iii) has sufficient right of ingress and egress to the Owned Real Property in all material respects and enjoys peaceful and quiet possession thereof in all material respects; and (iv) there are no outstanding options or rights of first offer or refusal to purchase the Owned Real Property.

(b)     As of the date hereof, the real property demised by the Real Property Leases set forth in Section 4.11(b) of the Disclosure Letter (the “Leased Real Property”) constitutes all of the real property leased by the Group Companies from any third party, other than any of the Tower Interests. With respect to the Leased Real Property and the Real Property Leases: (i) the Real Property Leases are in full force and effect in all material respects, and a Group Company holds a valid and existing leasehold interest under each such Real Property Lease in all material respects, subject to the Bankruptcy and Equity Exception; (ii) the possession and quiet use and enjoyment of the Leased Real Property has not been disturbed in any material respect and there are no material disputes with respect to any Real Property Lease; (iii) no Group Company has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein, other than Permitted Liens; (iv) there are no material Liens on the estate or interest created by such Real Property Lease, other than Permitted Liens; and (v) no Group Company has subleased, licensed or otherwise granted any Person (including any member of the Seller Group) the right to use or occupy any Leased Real Property.

(c)     As of the date hereof and with respect to all material easements, access rights, rights of way, railroad crossing agreements, and other similar material real property rights necessary for the operation of the Business as it is presently conducted, other than the Tower Interests (the “Real Property Interests”): (i) such Real Property Interest is legal, valid, binding, enforceable and in full force and effect in all material respects, subject to the Bankruptcy and Equity Exception; (ii) the possession and quiet enjoyment of the Real Property Interest has not been disturbed in any material respect and there are no material disputes with respect to such Real Property Interest; (iii) there are no Liens on the estate or interest created by such Real Property Interest, other than Permitted Liens; and (iv) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property Interest or any material portion thereof.

(d)     There is no real property used in or necessary for the conduct of the Business as currently conducted other than the Real Property.

(e)     All material Improvements have been maintained in accordance with past practices and applicable Laws in all material respects. To the Knowledge of Seller, there are no condemnation or eminent domain proceedings with respect to the Owned Real Property which would interfere in any material respect with the operation of the Business.

(f)     The Group Companies own good and marketable title to, or hold pursuant to valid and enforceable leases, all material personal tangible property used in or necessary for the conduct of the Business, free and clear of all Liens, except for Permitted Liens. All such property is in reasonably good working order and condition in all material respects (normal wear and tear excepted).

(g)     As of the date hereof, the interests described in Section 4.11(g) of the Disclosure Letter constitute all of the Tower Interests. A Group Company: (i) has good and valid title or enforceable leasehold interest in all of the Tower Interests, free and clear of all Liens other than Permitted Liens; (ii) except as set forth in Section 4.11(g) of the Disclosure Letter is in sole and exclusive possession of the Tower Interests, other than pursuant to Permitted Liens; (iii) has sufficient right of ingress and egress to the Tower Interests in all material respects and enjoys peaceful and quiet possession thereof; (iv) there are no outstanding options or rights of first offer or refusal to purchase the Tower Interests; and (v) the possession and quiet use and enjoyment of the Tower Interests has not been disturbed in any material respect and there are no material disputes with respect to any Tower Interests.

(h)     All Towers currently in operation are in compliance with any applicable rules and regulations of the FAA and the Communications Laws, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Tower currently in operation was constructed and is operated and maintained in accordance with relevant engineering and industry standards, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Tower currently in operation is structurally sound and in good working order to the extent necessary for its current use, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. During the period from January 1, 2016 to the date hereof, and, to the Knowledge of Seller, for the periods prior to its ownership, none of Seller or its Affiliates (including the Group Companies) has received any written notice alleging that any Tower (i) failed any inspections, (ii) is in violation of any applicable Laws, or (iii) is structurally unsound, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.12     Contracts.

(a)     Section 4.12(a) of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of any of the following Contracts to which any Group Company is a party or by which any Group Company or any of their respective properties or assets are bound:

(i)     collective bargaining agreement or other Contract with any labor organization, union or labor association;

(ii)     Contract for the employment of, or for the service on a full-time or consulting basis, of any current or former Business Employee at or above the level of director or providing for base salary compensation in excess of $100,000 per annum, except for offer letters for at-will employees that can be terminated for no consideration other than accrued compensation, benefits and severance consistent with the past practice of the applicable Group Company;

(iii)     Contract for any joint venture, partnership or similar arrangement;

(iv)     agreement or indenture relating to the borrowing of money or incurrence of Indebtedness or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any material portion of the assets of the Group Companies or the Business;

(v)     guaranty of any obligation for borrowed money or other material guaranty;

(vi)     Contract under which a Group Company, directly or indirectly, has made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than a Group Company), in any such case which, individually, is in excess of $50,000;

(vii)     Licenses (in-bound and out-bound) (other than for Off-the-shelf Software or non-exclusive licenses of Intellectual Property entered into in the ordinary course of business) to or of material Intellectual Property (each, a “License Agreement”);

(viii)     Real Property Leases and Owned Real Property Leases;

(ix)     lease or agreement under which a Group Company is lessee of, or holds or operates any personal tangible property owned by any other party, for which the annual rental exceeds $50,000;

(x)     lease or agreement under which a Group Company is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rental exceeds $50,000;

(xi)     Contract to sell any properties or assets for consideration in excess of $100,000 or any properties or assets that are material to the Business or the Group Companies, taken as a whole;

(xii)     Contracts or group of related Contracts (A) representing the Group Companies’ Contracts with the top ten (10) customers of the Business based on the amount of payment to the Business or (B) with the same party for the sale of products or services by Business providing for payment to the Business in excess of $100,000 from such customers during the calendar year 2018 or in any subsequent calendar year;

(xiii)     Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business and video programming agreements (A) representing the Group Companies’ Contracts with the top ten (10) suppliers or vendors of the Business based on the amount of payment by the Business or (B) with the same party for the purchase of materials, supplies, equipment, products or services providing for payments in excess of $250,000 to such suppliers or vendors during the calendar year 2018 or in any subsequent calendar year;

(xiv)     Contracts relating to any completed business acquisition by any Group Company within the three (3)-year period ended on the date of this Agreement or under which any Group Company is or may become obligated to pay any amount in respect of an “earn out”, deferred or conditional purchase price, purchase price adjustment or other similar obligations;

(xv)     Contract relating to any pending business acquisition by any Group Company;

(xvi)     Contracts relating to any System’s carriage of video programming or Intellectual Property content, or any broadcast station’s grant of consent for a System’s retransmission of broadcast signals (including any programming agreements with the National Cable Television Cooperative);

(xvii)      Contracts with any broadcast station, programming supplier, content producer or distributor, software developer or equipment supplier relating to any System’s delivery of programming content to customers on a non-traditional, wireless or TV Everywhere basis;

(xviii)     Contracts providing for any advance or lump sum payments of cash received by or payable to a Group Company or any System relating to a continuing obligation to carry video programming;

(xix)     Contracts relating to the use of any public utility or railroad facilities, including all pole line, joint pole or master contracts for pole attachment rights, other rights-of-way or encroachment permits or the use of conduits by the Group Companies and agreements necessary to permit the Group Companies to install, maintain, operate, occupy and/or use utility and rail road company poles and rights-of-way (other than any Real Property Interests), in each case, in which the Group Companies spent in excess of $250,000 during the calendar year 2018 or has committed to spend in excess of $250,000 in any subsequent calendar year;

(xx)     Contract for the use of any microwave or satellite transmission facilities in which any Group Company spent in excess of $50,000 during the calendar year 2018 or has committed to spend in excess of $50,000 in any subsequent calendar year;

(xxi)     Contract with multiple dwelling units or commercial establishments under which any Group Company generated revenues in excess of $50,000 during the calendar year 2018 or would reasonably be expected to generate revenues in excess of $50,000 in any subsequent calendar year;

(xxii)     (A) fiber or fiber-swap agreement, (B) circuit agreement, (C) traffic exchange agreement, (D) interconnection agreement, (E) billing agreement, (F) agreement for the provision of IVR services or (G) indefeasible right of use (IRU) agreements, in each case, under which any Group Company generated revenue or spent, as applicable, in excess of $50,000 during the calendar year 2018 or would reasonably be expected to generate or spend, as applicable, in excess of $50,000 in any subsequent calendar year;

(xxiii)     material Contract granting to the counterparty any rights of first refusal, first negotiation, first offer or similar right or Contract that materially limits or purports to materially limit the ability of any Group Company or other Affiliates to own, operate, sell, transfer, or otherwise dispose of its material assets (other than the rights of first refusal, negotiation, offer or similar right that relates to any Group Company’s advertising availabilities);

(xxiv)     Contract containing any material limitation on the freedom of any Group Company or other Affiliates to operate its business or engage in any line of business, solicit or engage in business from or with any Person or compete with any Person or to operate at any location in the world, including non-competition and customer non-solicitation obligations, exclusivity rights and “most favored nation” provisions (other than channel placement covenants in video service agreements);

(xxv)     Contract that is a settlement, conciliation or similar agreement with any Governmental Authority that imposes any material unpaid monetary or other ongoing obligation upon any Group Company;

(xxvi)     each Contract (other than this Agreement) with (A) Seller or any Affiliate of Seller (other than any Group Company) or (B) any officer or director of Seller or its Subsidiaries (including the Group Companies) or any Affiliate thereof (other than a Group Company);

(xxvii)     standalone confidentiality agreement (other than those executed in connection with the Transactions or those entered into in the ordinary course of business consistent with past practices) obligating the Group Companies to keep information confidential; or

(xxviii)      commitment or agreement to enter into any of the foregoing.

(b)     Section 4.12(b) of the Disclosure Letter sets forth, as of the date hereof, a true and complete list of any Contracts to which any member of the Seller Group is a party that are primarily related to the Business.

(c)     True and complete copies, as of the date hereof, of all written Contracts that are referred to in Section 4.12(a) or Section 4.12(b) (such Contracts, together with any Contract entered into after the date hereof that would have been required to be listed in Section 4.12(a) or Section 4.12(b) of the Disclosure Letter if such Contract had been entered into prior to the date hereof, the “Material Contracts”), together with all material amendments, waivers, consents and other changes thereto, have been made available to Purchaser in all material respects, other than Contracts with the National Cable Television Cooperative (other than any such Contracts with the National Cable Television Cooperative identified with an asterisk (“*”) on Section 4.12(a) or Section 4.12(b) of the Disclosure Letter). Except as set forth on Section 4.12(a) of the Disclosure Letter, each Material Contract is valid and binding on Seller or its Affiliates (including each Group Company to the extent such Group Company is a party thereto), as applicable, and to Seller’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), in each case, in all material respects. The Seller and its Affiliates and, to Seller’s Knowledge, any other party thereto, has performed in all material respects all obligations required to be performed by it under each Material Contract. To Seller’s Knowledge, no event in the nature of a default has occurred which, with notice, lapse of time or both, would permit the termination, acceleration in any material respect or modification in any material respect of any Material Contract by any party thereto. Neither Seller nor any of its Affiliates (including any Group Company) has provided or received any written notice of any intention to terminate any Material Contract. There are no material disputes pending or, to the Knowledge of Seller, threatened in writing with respect to any Material Contract or any counterparty thereto.

(d)     (i) Seller has no Knowledge of any material pending audits with respect to any utility attachment or conduit usage under any pole attachment agreement or any unresolved material disputes with respect to any such audit and neither Seller nor any of its Affiliates (including any Group Company) has received any written notice of any such planned audit, and (ii) all pole attachment fees (including any penalties, charges or other fees charged pursuant to the pole attachment agreement) relating to the System have been duly paid when due and payable, except where the failure to make such payment would not reasonably be expected to be, individually or in the aggregate, material to the operation of such System.

(e)     Seller has no Knowledge that the Business or any Group Company is subject to any agreement to settle or compromise any action pending or threatened against it by any Governmental Authority which has involved or will involve any obligation other than the payment of money or for which the Business or a Group Company is or will be subject to any continuing obligation, including with respect to customer service, technical performance, network management, programming production, accessibility, billing, or calculation of charges or fees.

Section 4.13     Employees. Since January 1, 2016, there has been no strike, walkout, work stoppage or other material labor dispute and, to the Knowledge of Seller, no such strike, walkout, work stoppage or other material labor dispute is threatened, against or affecting the Business Employees. To the Knowledge of Seller, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to any Business Employees. No collective bargaining agreements are in effect or are currently being negotiated by the Group Companies. Each Group Company is, and has been within the last three (3) years, in compliance in all material respects with all Laws relating to employment or labor (including all such Laws relating to termination of employment, labor relations, equal employment, fair employment practices, severance pay, vacation or other paid time off, prohibited discrimination, immigration status, visas, unemployment, occupational safety and health standards, terms and conditions of employment and wages and hours, employee classification, employee leasing, labor relations, work status, pay equity and workers’ compensation (collectively, the “Employment Matters”)) and there is no material claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation pending, or, to the Knowledge of Seller, threatened against any Group Company regarding any Employment Matters. Since January 1, 2016, to the Knowledge of Seller, no allegations or reports of sexual harassment have been made to Seller or any of its Affiliates against a Business Employee or independent contractor of the Group Companies.

Section 4.14     Insurance. Section 4.14 of the Disclosure Letter lists each material insurance policy maintained by the Group Companies or, to the extent related to the Business, the Seller Group (the “Insurance Policies”), and each such Insurance Policy is in full force and effect in all material respects. True and complete copies of the Insurance Policies have been made available to Purchaser, except for such policies which are in the process of renewal, in which case any executed binder (and attached draft policy) for such policies have been made available to Purchaser, in each case, in all material respects. None of Seller or any of its Affiliates (including the Group Companies) (i) is in material default with respect to its obligations under any Insurance Policy or (ii) has received any material refusal of coverage, any notice of cancellation or termination or any other written notice that any Insurance Policy is no longer in full force or effect in any material respect or will not be renewed or that the issuer of such Insurance Policy is not willing or able to perform its obligations thereunder in any material respect. There are no material claims by Seller or any of its Affiliates (including the Group Companies) pending under any Insurance Policies as to which coverage has been denied by the underwriters thereof. The Insurance Policies are sufficient for compliance in all material respects under all Company Permits and Material Contracts to which any Group Company is a party or by which any of them, the Business or their respective properties or assets are bound.

Section 4.15     Affiliate Transactions. No officer, director, manager or Affiliate of a Group Company (other than another Group Company) or, to the Knowledge of Seller, any individual in such officer’s, director’s or manager’s immediate family is a party to any Contract with any Group Company or related to the Business (other than arising under or in connection with employment related Contracts, Company Plans and confidentiality Contracts or other Contracts incident to such Person’s employment with a Group Company) or has any ownership of any material property used in or necessary for the conduct of the Business.

Section 4.16     Accounts Receivable. All of the accounts receivable included in the Net Working Capital Amount arose out of bona fide transactions occurring in the ordinary course of business consistent with past practice or valid claims as to which full performance has been rendered by a Group Company. No such account receivable arose from a sale made to a customer of the Business involving any illegal activity (including kickbacks, bribes or similar payments or price fixing or similar activities). As of the Closing, any loans or advances made pursuant to clause (2) of Section 6.1(a)(vii) have been repaid or otherwise removed from the Group Companies’ accounts receivables.

Section 4.17     Retransmission Consent and Must-Carry. Section 4.17 of the Disclosure Letter sets forth, as of the date hereof, a true and correct list of each of the local television stations within the Systems’ television markets for the communities and counties served by the Systems (as defined by FCC regulation), and whether each, for the current election period, has elected “must-carry” or retransmission consent status with respect to the relevant System(s) pursuant to the Communications Laws. Each television station carried by the Systems (not limited to television stations located within the Systems’ local television markets) as of the date hereof is carried in all material respects pursuant to a valid retransmission consent agreement, “must-carry” election or other programming agreement between a Group Company and each broadcaster. Other than with respect to routine blackout requests submitted pursuant to FCC regulations, no material written notices or demands have been received from the FCC, from any television station or from any other Person or Governmental Authority (i) challenging the right of any System to carry any television broadcast station or deliver the same or (ii) claiming that any System failed to carry a television broadcast station required to be carried pursuant to the Communications Laws or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Laws (x) within the last two (2) years or (y) which the Person making such notice or demand has not acknowledged in writing to have been resolved.

Section 4.18     Takeover Statutes. No anti-takeover or similar statute or regulation (such as Section 351.459 of the Missouri Revised Statutes) is applicable to this Agreement or the Transactions.

Section 4.19     System Information. Section 4.19 of the Disclosure Letter sets forth, in all material respects, as of the dates set forth in such Schedule, the following aggregate information with respect to the Systems: (i) the total number of Subscribers (including Basic Subscribers and EBUs, excluding Wireless Internet Services), HSI Subscribers and Voice Lines, in each case as reported in the Group Companies’ billing system; (ii) the approximate number of Homes Passed (in aggregate for all spectrums, and in aggregate with respect to each spectrum specifically identified on such schedule); and (iii) the approximate fully completed and operational plant miles (in aggregate for all spectrums, and in aggregate with respect to each spectrum specifically identified on such schedule). To the Knowledge of Seller, Section 4.19 of the Disclosure Letter sets forth, in all material respects, as of the dates set forth in such Schedule, the following approximate information with respect to the Systems, on a System-by-System basis: (i) coax miles of the System, (ii) fiber miles of the System and (iii) the MHZ capacity of the System.

Section 4.20     Franchise Renewal Rights. The Group Companies (i) either (A) have, in all material respects, timely filed valid requests for renewal under Section 626 of the Communications Act with the proper Governmental Authority, or (B) have received a replacement statewide Franchise covering the applicable System(s), in each case with respect to all Franchises that expired on or after January 1, 2016, and which a Group Company continued to operate after such date, or that will expire within thirty (30) months after the date hereof; and (ii) since January 1, 2016, have timely filed valid requests for renewal in all material respects with the proper Governmental Authority with respect to telecommunications franchises which expired on or after January 1, 2016 and which a Group Company continued to operate after such date to the extent such filings were required. Since January 1, 2016, neither Seller nor any of its Affiliates (including any Group Company) has received notice from any Person that any Franchise will not be renewed or that the applicable Governmental Authority has challenged or raised any objection to a request for renewal under Section 626 of the Communications Act by any Group Company in any material respect. Since January 1, 2016, the Group Companies have complied in all material respects with any and all inquiries and demands by any and all Governmental Authorities made with respect to all such requests for renewal.

Section 4.21     Assets and Liabilities of the Group Companies. At the Closing, the assets owned by the Group Companies or transferred, assigned or conveyed to Purchaser or its Subsidiaries pursuant to the Specified Transactions will constitute all of the assets necessary to conduct the Business immediately following the Closing in substantially the same manner as presently conducted. No right or interest in any material property or asset that is necessary for the operation of the Business as currently conducted is presently, or will at the Closing be, owned or held by a member of the Seller Group. At and immediately after the Closing, the liabilities and obligations of the Group Companies shall consist solely of liabilities and obligations that arise exclusively out of the operation of the Business or that constitute Ad Insertion Business Liabilities, and do not include any liabilities or obligations that (a) arise out of or are related to any Seller Business or the Excluded Assets or (b) constitute Excluded Liabilities. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any claim, action, suit, proceeding, liability or obligation against or affecting any Group Company arising out of or relating to the ownership, operation or conduct of any Seller Business or any Excluded Assets.

Article V

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that:

Section 5.1     Organization, Standing and Organizational Power of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 5.2     Authority; Noncontravention.

(a)     Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Purchaser under this Agreement, and the consummation by Purchaser of the Transactions, have been duly authorized and approved by all requisite corporate action by Purchaser (including the board of directors of Purchaser), and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery of and performance by Purchaser under this Agreement and the consummation by Purchaser of the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Purchaser is necessary to adopt this Agreement and approve the Transactions.

(b)     Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the Transactions, nor compliance by Purchaser with any of the terms or provisions hereof, shall (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Purchaser, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 5.3 are received (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 5.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Purchaser or any of its Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in any material or increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any Contract to which Purchaser or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(c)     Purchaser, and to the extent applicable its Affiliates, are legally, technically and financially qualified to acquire, own and operate the Systems. To the Knowledge of Purchaser, as of the date hereof, there is no fact relating to Purchaser or its Affiliates that would reasonably be expected to cause any Governmental Authority to fail to grant in a timely fashion any consent or approval necessary for consummation by Purchaser of the Transactions. As of the date hereof, no waiver of any applicable Law is necessary to be obtained for Purchaser, and to the extent applicable its Affiliates, to obtain authority to hold, or control the holder of, as applicable, any Company Permit set forth on Section 4.6(b) of the Disclosure Letter.

Section 5.3     Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the HSR Act and any other Antitrust Laws, (b) the Other Regulatory Approvals listed in Section 3.3 of the Disclosure Letter and (c) filings required under, and compliance with the other applicable requirements of, the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the listing rules of the New York Stock Exchange, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions, other than as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4     Brokers and Other Advisors. No broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Subsidiaries.

Section 5.5     Sufficient Funds. At the Closing, Purchaser will have available to it sufficient funds to consummate the Transactions, including payment of the amounts payable pursuant to Article II. Purchaser expressly acknowledges and agrees that Purchaser’s ability to obtain financing is not a condition to its obligations under this Agreement.

Section 5.6     Legal Proceedings. There are no suits or proceedings pending (except for proceedings affecting the cable or telecommunications industry generally) or, to Purchaser’s Knowledge, threatened in writing against Purchaser, at law or in equity, or before or by any Governmental Authority, which, if determined adversely to Purchaser, would prevent or materially impede, interfere with, hinder or delay Purchaser’s timely performance under this Agreement or the consummation of the Transactions. Purchaser is not subject to any outstanding judgment, order or decree of any Governmental Authority (other than judgments, orders or decrees affecting the cable or telecommunications industry generally) that would prevent or materially impede, interfere with, hinder or delay Purchaser’s timely performance under this Agreement or the consummation of the Transactions.

Section 5.7     Investment Representation. Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Purchaser acknowledges that the Shares have not been registered under the Securities Act, or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.

Section 5.8     Solvency. Assuming (a) that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects, (b) the compliance and performance by Seller and the Group Companies of their respective obligations hereunder in all material respects, (c) the satisfaction of the conditions to Purchaser’s obligations to close in Article VII and (d) the solvency of the Group Companies immediately prior to Closing, immediately after giving effect to the Transactions, Purchaser and its Subsidiaries (including the Group Companies), on a consolidated basis (i) will be able to pay their respective debts as they become due, (ii) will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions by Purchaser with the intent to hinder, delay or defraud either present or future creditors of Purchaser or the Group Companies.

Article VI

Covenants

Section 6.1     Conduct of Business.

(a)     During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, subject to Section 6.1(b), the Group Companies may subject to Section 6.1(a)(iii), use all available Cash to repay any Indebtedness and make Cash distributions or dividends. Except as expressly contemplated or permitted by this Agreement (including the consummation of the LLC Conversions, the Specified Transactions, the FidelityLink Acquisition and the foregoing sentence), as required by applicable Law or as contemplated by Section 6.1(a) of the Disclosure Letter, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, unless Purchaser otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Seller shall, and shall cause the Group Companies to, (A) use reasonable best efforts to conduct the Business in all material respects in the ordinary course and (B) use its and their respective reasonable best efforts in the ordinary course of business to preserve the Group Companies’ business organization intact in all material respects, provided that no action by the Seller or any Group Company with respect to matters specifically addressed by any provision of this Section 6.1(a)(i) through (xxi) shall be deemed a breach of this Section 6.1(a) unless such action would constitute a breach of one or more of such provisions, and (y) the Group Companies and, to the extent related to the Business, Seller and the other members of the Seller Group, shall not:

(i)     in the case of any Group Company, issue, sell or grant any shares of capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its capital stock or other equity interests, or any rights, warrants or options to purchase any of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its capital stock or other equity interests, any “phantom” units or rights, stock appreciation rights, performance stock units or other rights that are linked in any way to the price or value of any such capital stock or other equity interests;

(ii)     in the case of any Group Company, redeem, purchase or otherwise acquire any of its outstanding capital stock or other equity interests, or any rights, warrants or options to acquire any of its capital stock or other equity interests;

(iii)     in the case of any Group Company, (1) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its capital stock or other equity interests, other than dividends or distributions (A) by any Company Subsidiary to any Group Company, (B) by any Company to Seller, and (C) in cash, (2) declare or authorize any dividend or other distribution (including in cash) if the record date therefor is prior to the Closing and payment date therefor is after the Closing or (3) adjust, split, combine, subdivide or reclassify any of its capital stock or other equity interests;

(iv)     sell, lease, license to any Person, transfer or otherwise dispose of or voluntarily subject to any Lien (other than a Permitted Lien) any of its properties or assets that are, individually or in the aggregate, material to the Business, except (1) dispositions of inventory in the ordinary course of business or dispositions of inventory, equipment or other assets that are no longer used or useful in the conduct of the Business, (2) non-exclusive licenses in the ordinary course of business consistent with past practice, (3) expiration of registered Intellectual Property in accordance with its statutory term or (4) transfers among the Group Companies;

(v)     make any material capital expenditures outside the ordinary course of business and inconsistent with the capital expenditure budget set forth in Section 6.1(c) of the Disclosure Letter;

(vi)     make any acquisition (including by merger) of (1) the capital stock of any other Person or (2) a material portion of the assets of any other Person (or any business or division of any other Person), in each case other than the FidelityLink Acquisition;

(vii)     make any loans, advances or capital contributions to, or investments in, any other Person, other than to a Group Company, except for extensions of trade credit in the ordinary course of business consistent with past practice;

(viii)     make any loan to or enter into any other material transaction with any of its directors, managers, officers or other Affiliates (other than transactions solely among the Group Companies), except (1) as permitted in the exceptions set forth in Section 6.1(a)(x) or (2) pursuant to Contracts in force as of the date of this Agreement and set forth in the Disclosure Letter, a correct and complete copy of which has been made available to Purchaser;

(ix)     incur, assume or guarantee any Indebtedness, except pursuant to arrangements solely among the Group Companies;

(x)     (1) grant to any Business Employee any increase in compensation, bonus, bonus opportunity or fringe or other benefits, other than increases in compensation for Business Employees below the level of general manager or director in the ordinary course of business consistent with past practice, (2) in respect of any Business Employee, adopt, establish, enter into, amend, modify or terminate any Company Plan or collective bargaining agreement, except pursuant to the renewal or replacement of any Company Plan or Contract that would otherwise expire and under which Business Employees would lose coverage within six (6) months after such renewal or replacement, after consultation with Purchaser in good faith, (3) hire any employee who will become a Business Employee, other than the hiring of employees who will become Business Employees below the level of general manager or director in the ordinary course of business consistent with past practice, (4) terminate (other than terminations for cause) the employment of any Business Employee, other than terminating the employment of Business Employees below the level of general manager or director in the ordinary course of business consistent with past practice or (5) take any action to accelerate the time of vesting or payment of any compensation or benefit or fund or otherwise secure the payment of any compensation or benefit for a Business Employee except, in each case, (A) pursuant to the terms of Company Plans as in effect on the date of this Agreement, (B) pursuant to Contracts in effect as of the date hereof or entered into after the date hereof and permitted hereunder, correct and complete copies of which shall have been made available to Purchaser, (C) pursuant to offer letters for new at-will Business Employees who may be hired in accordance with the immediately preceding clause (3) that can be terminated for no consideration other than accrued compensation and benefits or (D) pursuant to separation agreements with Business Employees terminated in accordance with the immediately preceding clause (4) in the ordinary course of business consistent with past practice;

(xi)     transfer (1) any Business Employee (other than an Inactive Business Employee) to any member of the Seller Group and (2) any employee of any member of the Seller Group that is not a Business Employee to the Group Companies;

(xii)     amend or terminate any of the Group Company Charter Documents;

(xiii)     make any material change in any method of financial accounting or financial accounting practice, except as required by GAAP or as disclosed in the notes to the Seller Financial Statements;

(xiv)     make any material changes in cash management practices or policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, write-offs, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, in each case, except as required by GAAP;

(xv)     adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization or other reorganization;

(xvi)     (1) make any material Tax election or any change or revocation in respect thereof, (2) settle or compromise any audit or proceeding relating to a material amount of Taxes (provided, however, that Seller shall be entitled to settle any examination referenced in Section 6.1(a)(xvi) of the Disclosure Letter after notifying Purchaser and, to the extent the settlement thereof could affect Purchaser or its Affiliates (including the Group Companies) after the Closing, obtaining Purchaser’s consent), (3) file any amended Tax Return reflecting a material amount of Taxes or (4) change any material Tax accounting method;

(xvii)     enter into, renew, extend the term of or materially amend any Material Contract (other than a Company Plan) for which calendar year 2019 payments exceed $100,000; provided that prior to entering into, renewing, extending the term of or materially amending any Material Contract (other than a Company Plan) for which calendar year 2019 payments exceed $50,000, Seller shall reasonably consult with Purchaser, solely to the extent Purchaser reasonably participates in such consultation and such consultation does not unreasonably interfere with the Business;

(xviii)     settle or compromise any proceeding or claim against a Group Company or relating to the Business other than (1) proceedings and claims that are settled or compromised solely upon payment of cash or cash equivalents (and so long as (A) such settlement or compromise does not result in any other liability or other continuing obligation or undertaking of any Group Company or the Business post-Closing (other than de minimis liabilities or obligations incidental to such settlement or compromise, including confidentiality obligations), (B) a Group Company has, at such time of settlement or compromise, sufficient cash on hand to make such payment and (C) Seller notifies Purchaser reasonably in advance of such settlement and gives Purchaser an opportunity to review any proposed settlement agreement) to be paid in cash prior to the Closing in an amount (other than with respect to the litigation identified with an asterisk (“*”) on Section 4.5 of the Disclosure Letter) not to exceed $500,000 in the aggregate for all such settlements and compromises and (2) ordinary course commercial proceedings or claims for less than $50,000 in the aggregate;

(xix)     enter into any Contract if the performance of this Agreement and the consummation of the Specified Transactions and the Transactions will conflict with, or result in any material breach or violation of, or default (with or without notice or the lapse of time, or both) under such Contract; provided that renewing existing Contracts in effect on the date hereof (other than Contracts that would be prohibited by any other subsection of this Section 6.1(a)), at the time of or in anticipation of the impending expiration of such Contracts and on terms that are generally consistent with the past practice shall be permitted by this clause (xix);

(xx)     other than in the ordinary course of business consistent with past practice or to reflect changes in rates in cable programming agreements or retransmission consent agreements of the Business or as required by Material Contracts in existence on the date hereof, or entered into after the date hereof in accordance with this Agreement, (1) change subscriber rates for any tier of service or charges for remote or installations, or implement any re-tiering or repackaging of cable television programming, internet services or voice services offered by any of the Systems, (2) change billing, collection, installation, disconnect, marketing or promotional practices of the Systems or (3) make any channel lineup change or add or drop any programming; or

(xxi)     agree in writing to take any of the foregoing actions.

(b)     During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Purchaser and its Subsidiaries shall not acquire any business having material operations in the Service Areas if such acquisition would reasonably be expected to prevent or delay beyond the Outside Date the consummation by Purchaser of the Transactions.

(c)     During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall cause each of the Group Companies to use reasonable best efforts to make capital expenditures in accordance with the capital expenditure budget set forth in Section 6.1(c) of the Disclosure Letter.

(d)     Prior to the Closing, Seller and the Group Companies shall promptly advise Purchaser, orally or in writing, upon Seller or any of the Group Companies becoming aware that any programming supplier or intermediary has after the date hereof materially changed the programming provided, sold or resold to the Business by such supplier or intermediary, or the price, terms or conditions at or under which such programming is provided, sold or resold the Business (including any material changes in the ability of the Group Companies to acquire programming on preferential terms from any supplier or intermediary), in each case as compared to the quantity, quality, price, terms and conditions used in sales or resales to the Business as of the date hereof.

(e)     Seller shall furnish to Purchaser (i) within forty-five (45) days after the end of any fiscal quarter ending after December 31, 2018 (other than a fiscal quarter ending at the end of a fiscal year), (A) the unaudited consolidated balance sheet of Seller and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of income, cash flows and stockholders’ equity for the fiscal quarter and year to date period then ended (and for the comparable periods of the prior fiscal year) and, in each case, a reconciliation statement setting forth an elimination of accounts, results of operations and other items in such financial statements that are not attributable to a Group Company or the Ad Insertion Business and (B) the unaudited combined balance sheet of the Group Companies and the Ad Insertion Business as of the end of such quarter and the related unaudited combined statements of income, cash flows and stockholders’ equity of the Group Companies and the Ad Insertion Business for the fiscal quarter and year to date period then ended (and for the comparable periods of the prior fiscal year) and (ii) prior to July 31, 2019, (A) the audited consolidated balance sheet of Seller and its Subsidiaries as of the end of the 2018 fiscal year and the related audited consolidated statements of income, cash flows and stockholders’ equity for the 12-month period then ended (accompanied by an audit report, without qualification or exception thereto, from a nationally recognized independent public accounting firm) and, in each case, a reconciliation statement setting forth an elimination of accounts, results of operations and other items in such financial statements that are not attributable to a Group Company or the Ad Insertion Business and (B) the audited combined balance sheet of the Group Companies and the Ad Insertion Business as of the end of the 2018 fiscal year and the related audited combined statements of income, cash flows and stockholders’ equity of the Group Companies and the Ad Insertion Business for the 12-month period then ended (accompanied by an audit report, without qualification or exception thereto, from a nationally recognized independent public accounting firm). The financial statements furnished pursuant to this Section 6.1(e) shall be derived from the books of account and other financial records of Seller, the Group Companies or Fidelity Broadcasting, Inc., as applicable, and prepared in accordance with GAAP, consistently applied and, when delivered pursuant to this Section 6.1(e), such financial statements shall present fairly in all material respects the financial condition, results of operations and cash flows of Seller and its Subsidiaries or the Group Companies and the Ad Insertion Business, as applicable, as of the times and for the periods referred to therein.

(f)     During the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct the Ad Insertion Business in all material respects in the ordinary course.

(g)     Whenever this Agreement requires a Group Company or any other Affiliate of Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause such Group Company or other Affiliate, as applicable, to take such action.

Section 6.2     Exclusivity. Seller agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and it shall cause its Affiliates not to, directly or indirectly: (i) solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or (iii) enter into any agreement with respect to any Acquisition Proposal.

Section 6.3     Payoff Letters; Invoices.

(a)     Seller shall deliver to Purchaser on or prior to the Closing executed payoff letters in customary form reasonably satisfactory to Purchaser (the “Payoff Letters”) in respect of all Indebtedness for borrowed money of the Group Companies that is outstanding immediately prior to the Closing, if any (the “Payoff Debt”), and shall make arrangements for such holders of such Indebtedness to deliver to Purchaser at or as soon as practicable after the Closing all Lien release documents with respect to all related Liens in or upon the assets or properties of the Group Companies to be released upon the repayment of such Indebtedness.

(b)     Seller shall use its reasonable best efforts to obtain from each payee of Specified Transaction Expenses and deliver to Purchaser, at least three (3) Business Days prior to the Closing, a written invoice for the full amount of the Specified Transaction Expenses owed to such payee (“Invoices”) that provides that, upon payment of such Invoice, all amounts due to such payee by any Group Company that are Specified Transaction Expenses shall be paid in full.

Section 6.4     Reasonable Best Efforts.

(a)     Subject to the terms and conditions of this Agreement, each of Purchaser and Seller shall use its reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws and Communications Laws with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws and Communications Laws, (iv) keep the other party reasonably informed with respect to the status of any such submissions and filings (including with respect to the following in connection with Antitrust Laws: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions) and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions as soon as practicable in connection with Antitrust Laws and Communications Laws.

(b)     In furtherance and not in limitation of the foregoing: Purchaser and Seller agree to (A) make, or cause to be made, appropriate filings of Notification and Report Forms pursuant to the HSR Act and any other required filings under any other Antitrust Laws with respect to the Transactions as soon as practicable (and, with respect to filings under the HSR Act, within thirty (30) Business Days after the date hereof (unless Purchaser and Seller otherwise agree to a different date)), (B) make, or cause to be made, the filings and notifications required pursuant to the Communications Laws set forth in Section 6.4(b) of the Disclosure Letter with respect to the Transactions as promptly as reasonably practicable after the date of this Agreement, (C) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the Antitrust Laws or Communications Laws and (D) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to obtain the FCC Approvals, PUC Approvals and LFA Approvals (together, the “Other Regulatory Approvals”), or cause the expiration or termination of the applicable waiting periods under the Antitrust Laws (including any extensions thereof) as soon as practicable. The parties shall cause the filings under the HSR Act to be considered for grant of “early termination,” and shall request the equivalent under any other Antitrust Laws. For the avoidance of doubt, and notwithstanding anything herein to the contrary, Purchaser shall, following consultation with Seller and after giving due consideration to its views and acting in good faith, direct and control all aspects of the parties’ efforts to obtain, and determine the strategy with respect to obtaining, any clearances, consents, approvals and waivers under Antitrust Laws or Communications Laws required by any Governmental Authority for the consummation of the Transactions.

(c)     Each party hereto shall, in connection with the Antitrust Laws, the Communications Laws, and the required filings thereunder: (i) promptly notify the other party hereto of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of the contents of) any material communication to such Person from a Governmental Authority and permit the other to review and discuss in advance (and to consider in good faith any comments made by the other in relation to) any proposed written communication to a Governmental Authority, (ii) keep the other reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of Purchaser and Seller may designate any non-public information provided to any Governmental Authority as restricted to “Outside Counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d)     Notwithstanding the foregoing, in no event shall Purchaser or any of its Subsidiaries be required to commit to or effect, or Seller or any of its Affiliates be permitted (without the prior written consent of Purchaser) to commit to or effect, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of Purchaser or any of its Subsidiaries or any Group Company, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Purchaser or any of its Subsidiaries or any Group Company, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Purchaser or its Subsidiaries or the Group Companies or (iv) any other action, including agreeing to future behavioral remedies, requested by a Governmental Authority in order to achieve clearance under any Antitrust Law.

(e)     Seller shall not, and shall cause the Group Companies not to, agree, without Purchaser’s prior written consent to any material adverse change to the terms of any Company Permit or Contract as a condition to obtaining any Other Regulatory Approval. If in connection with obtaining any such Other Regulatory Approval, a Governmental Authority or other third party seeks to impose any material adverse condition or material adverse change to any Company Permit or Contract to which such consent or approval relates that would be applicable to Purchaser or a Group Company as a requirement for granting such consent or approval, Seller will, and will cause the applicable Group Company to, promptly notify Purchaser of such fact and Seller and the Group Companies shall not agree to such condition or change unless Purchaser shall consent to such condition or change in writing.

(f)     Seller and Purchaser shall each, with the reasonable cooperation of the other, use commercially reasonable efforts to obtain consents with respect to the consummation of the Transactions in respect of the Contracts set forth on Section 6.4(f) of the Disclosure Letter and all other third-party consents reasonably requested by Purchaser in writing within thirty (30) days of the date hereof which are necessary, proper or advisable to consummate the Transactions as soon as practicable. For purposes of this Section 6.4(f), “commercially reasonable efforts” in connection with such consents will not, among other things, be deemed to require the Seller or Purchaser to undertake extraordinary measures, including the waiver of any condition to Closing in its favor, the initiation or prosecution of any legal proceedings or the expenditure of payment of funds in excess of normal and usual administrative and processing fees, if any, or the giving of any other consideration or any adjustment to the Closing Aggregate Consideration with respect to seeking or obtaining any such consents.

(g)     Seller shall cause the Group Companies to (i) timely file valid requests for renewal under Section 626 of the Communications Act with the proper Governmental Authority with respect to all Franchises that will expire within thirty (30) months of the Closing Date, except with respect to Franchises for which the applicable Group Company receives a replacement statewide Franchise covering the applicable System(s), and (ii) timely file valid requests for renewal with the proper Governmental Authority, to the extent required, with respect to all other telecommunications franchises that will expire within six (6) months of the Closing Date. Seller shall cause the Group Companies to use reasonable best efforts to obtain a renewal, extension or replacement of any Franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Communications Act has not been timely delivered to the appropriate Governmental Authority after January 1, 2016 and with respect to which no written confirmation has been received after January 1, 2016 from such Governmental Authority that the procedures established by Section 626 nonetheless will be applicable with respect to the renewal or extension of such Franchise; provided that Seller and the Group Companies shall not agree to any material adverse condition or material adverse change to such Franchise unless Purchaser shall, in its reasonably exercised discretion, consent to such condition or change in writing. To the extent Purchaser has not consented to any such condition or change that is immaterial or commercially reasonable, any such Franchise extension or Franchise renewal shall be deemed obtained and received for purposes of this Agreement.

Section 6.5     Public Announcements. The initial press release with respect to the execution of this Agreement shall be reasonably agreed upon by Purchaser and Seller. Following such initial press release, Purchaser and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or the listing rules of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is reasonably feasible); provided, however, that the foregoing shall not preclude (a) communications or disclosures necessary to implement the provisions of this Agreement or, following a Closing, in connection with court filings made in any litigation related to the parties or this Agreement or (b) press releases and other communications or disclosures that in the good faith judgment of the applicable party are consistent with prior press releases issued or other public communications or disclosures made in compliance with this Section 6.5.

Section 6.6     Access to Information; Contact with Employees, Customers and Suppliers; Confidentiality. Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, Seller shall, and shall cause each Group Company to, afford to Purchaser and its Representatives (including any insurers and underwriters in respect of the Representation and Warranty Insurance Policy) reasonable access during normal business hours to the properties, books, Contracts and records of the Group Companies and, to the extent related to the Business, the members of the Seller Group, and Seller shall, and shall cause each Group Company to, furnish promptly to Purchaser such information concerning the Business and the Group Companies’ properties as Purchaser may reasonably request; provided that Purchaser and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller or its Subsidiaries; provided, further, that Seller and the Group Companies shall not be obligated to provide such access or information (i) if Seller determines, in its reasonable judgment after consultation with counsel, that doing so would (A) violate applicable Law, (B) jeopardize the protection of the attorney-client privilege or (C) violate an obligation of confidentiality owing to a third party under any Contract to which Seller or any of its Subsidiaries is a party and, in the case of this clause (C), would reasonably be expected to result in material adverse consequences to Seller or its applicable Subsidiary or expose such party to risk of liability for disclosure of sensitive, competitive or personal information or (ii) that constitute non-financial trade secrets (provided that, in each case, the parties shall reasonably cooperate in seeking an alternative means whereby Purchaser is provided access to such information or the contents or a reasonable redacted summary thereof). All requests by Purchaser for access pursuant to this Section 6.6 shall be submitted or directed exclusively to John Colbert via the email address [Redacted]. The information provided shall be subject to the terms of the Confidentiality Agreement and, without limiting the generality of the foregoing, Purchaser shall not, and Purchaser shall cause its Representatives not to, use such information for any purpose unrelated to the Transactions (including for the purpose of coordinating integration activities and transition planning with the Business Employees).

(b)     Prior to the Closing, Purchaser and its Representatives may only contact and communicate with the employees, customers, service providers and suppliers of Seller and its Subsidiaries related to the Transactions (i) pursuant to Section 6.6(b) of the Disclosure Letter, or (ii) after prior consultation with and approval of Seller, such approval not to be unreasonably withheld, conditioned or delayed.

(c)     Copies of confidentiality agreements entered into by Seller or any of its Affiliates with any Person relating to the Business, the Group Companies or the Ad Insertion Business shall be provided by Seller to Purchaser on or promptly after the Closing Date. Seller shall, and shall cause its Affiliates to, assign to Purchaser or the Group Companies, as applicable, at the Closing all of their rights under such agreements to confidential treatment and non-use of information related to the Business or the Group Companies or with respect to solicitation and hiring of Business Employees. In the event Seller is unable to assign any such rights under any such agreements, from and after the Closing, at the request of Purchaser, Seller shall enforce such rights on behalf of Purchaser and the Group Companies.

Section 6.7     Access to Books and Records. From and after the Closing, for a period of seven (7) years, Purchaser shall, and shall cause the Group Companies to, provide Seller and its authorized Representatives with access, during normal business hours and upon reasonable notice, to (i) the books and records (for the purpose of examining and copying) of the Group Companies with respect to periods or occurrences prior to or on the Closing Date and (ii) employees of Purchaser and its Subsidiaries (including the Group Companies) for purposes of better understanding such books and records in each case only (A) to the extent necessary for Seller to comply with applicable Law, comply with a request, investigation, inquiry or examination from any regulatory authority or comply with or perform obligations under this Agreement or the Escrow Agreement or (B) in connection with a dispute, action, suit, proceeding, D&O Claim or litigation brought by a third party against Seller, an Indemnitee or one of its Affiliates; provided that Seller and its authorized Representatives shall conduct any such activities in a manner that does not unreasonably interfere with the business or operations of Purchaser, the Group Companies or their respective Subsidiaries; provided, further, that in connection with litigation to which Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties, Purchaser shall not be required to provide access to any such books, records or employees. Unless otherwise consented to in writing by Seller, Purchaser shall not, and shall not permit the Group Companies to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Group Companies for any period prior to the Closing Date without first giving reasonable prior written notice to the Seller and offering to surrender to Seller such books and records or any portion thereof that Purchaser or the Group Companies may intend to destroy, alter or dispose of.

Section 6.8     Indemnification and Insurance.

(a)     From and after the Closing, Purchaser shall, and shall cause the Group Companies to (i) indemnify, defend and hold harmless each individual who is a current or former manager, director and officer of any Group Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “D&O Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with a Group Company occurring or alleged to have occurred before or at the Closing (including any D&O Claim relating in whole or in part to this Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Group Companies to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the Group Company Charter Documents, in each case as in effect on the date hereof and (B) any indemnification agreements with an Indemnitee, in each case as in effect on the date hereof (correct and complete copies of which shall have been made available to Purchaser), which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, from and after the Closing, Purchaser shall ensure that each Group Company fulfills its obligations to the applicable Indemnitees pursuant to the terms of the Group Company Charter Documents, as in effect on the date hereof.

(b)     From and after the Closing, Purchaser shall, and shall cause the Group Companies to, pay and advance to each Indemnitee any expenses (including fees and expenses of legal counsel) in connection with any D&O Claim relating to any acts or omissions covered under this Section 6.8 or the enforcement of an Indemnitee’s rights under this Section 6.8 as and when incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such expenses (but only to the extent required by applicable Law, the Group Company Charter Documents or applicable indemnification agreements as in effect prior to the date hereof (correct and complete copies of which shall have been made available to Purchaser)).

(c)     Each of Purchaser and Seller shall cooperate with the Indemnitees in the defense of any D&O Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery, proceedings, hearings, trials or appeals, as may be reasonably requested by an Indemnitee in connection therewith. Notwithstanding anything to the contrary contained in this Section 6.8 or elsewhere in this Agreement, Purchaser shall not (and Purchaser shall cause the Group Companies not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any D&O Claim, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnitees covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation. Nothing in this Section 6.8(c) shall relieve Purchaser or any Group Company of its obligations set forth in Section 6.8.

(d)     The provisions of this Section 6.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Purchaser under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 6.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee, his or her heirs and his or her Representatives shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees, heirs and Representatives to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

(e)     In the event that Purchaser, a Group Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser and the applicable Group Company shall assume all of the obligations thereof set forth in this Section 6.8.

(f)     Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to members’, managers’, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any Group Company or its managers, directors or officers.

Section 6.9     No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Business or any Group Company prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business and the Group Companies.

Section 6.10     Employee Matters.

(a)     Seller shall deliver to Purchaser not later than ten (10) days prior to the Closing Date an updated version of the Business Employee Schedule that is true and complete in all material respects as of fifteen (15) days prior to the Closing.

(b)     Purchaser shall, or shall cause each Group Company or Purchaser’s other Affiliates to, for a period of at least six (6) months following the Closing (or any such shorter period of employment), provide to each Business Employee who is employed by any Group Company as of immediately prior to the Closing (each, a “Continuing Employee”) at least the same base salary that was provided to such Continuing Employee immediately prior to the Closing.

(c)     For eligibility and vesting purposes (other than vesting of future equity awards) and for purposes of determining severance amounts and future vacation accruals under the compensation and employee benefit plans, policies or arrangements of Purchaser and its Affiliates (including, after the Closing, any Group Company), each Continuing Employee shall receive credit for his or her service with Seller and its Affiliates (including any Group Company) prior to the Closing Date as if such service were with Purchaser or its Affiliates to the same extent that such Continuing Employee was entitled, before the Closing, to credit for his or her service under any similar or comparable Company Plans (except to the extent this credit would result in a duplication of benefits in respect of the same period of service). In addition, for any medical, dental, health or other welfare benefit plan, program or arrangement maintained by Purchaser or its Affiliates (each, a “Successor Plan”) other than the plan or plans in which Continuing Employees participated immediately prior to the Closing (each, a “Prior Plan”), Purchaser shall, or shall cause each Group Company or Purchaser’s other Affiliates to, (i) cause each Continuing Employee to be eligible to participate immediately, without any waiting time, in any and all Successor Plans, (ii) cause the Successor Plans to not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions or any actively-at-work requirements relating to such Continuing Employee and his or her dependents (except to the extent that such exclusions or requirements were applicable to Continuing Employees (including their respective dependents and beneficiaries, if any) under any similar Prior Plan at the time of commencement of participation in such Successor Plan) and (iii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of such Continuing Employee’s commencement of participation in the Successor Plan to be taken into account under the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.

(d)     Prior to the Closing, Seller and its Affiliates shall have taken such actions as may be necessary to fully vest all account balances of Continuing Employees (and their beneficiaries) who participated in all Company Plans providing for deferral of compensation pursuant to Section 401(k) of the Code or Roth 401(k) contributions (each, a “Company 401(k) Plan”) and amend the Company 401(k) Plan as necessary to permit each Continuing Employee to make rollover contributions of the Continuing Employee’s account balance including any promissory notes evidencing any outstanding plan loans. On and after the Closing, Seller and its Affiliates shall take all actions necessary to distribute the account balances of Continuing Employees (and their beneficiaries) who participated in a Company 401(k) Plan and facilitate the rollover of the account balances (including any promissory notes evidencing any outstanding plan loans, as applicable), of the Continuing Employees (and their beneficiaries), distributed under the Company 401(k) Plan in connection with the Transaction, as of the Closing Date in accordance with the requirements of applicable Law. Notwithstanding any other provision of this Agreement, as soon as practicable following the Closing and in any event within ninety (90) days following the Closing, Purchaser shall (i) permit each Continuing Employee who was a participant in or eligible to participate in a Company 401(k) Plan prior to the Closing to participate in a tax-qualified defined contribution retirement plan established or designated by Purchaser (the “Purchaser 401(k) Plan”) and (ii) take any and all actions as may be required (including the amendment of the Purchaser 401(k) Plan, as necessary) to permit each Continuing Employee to make rollover contributions of the Continuing Employee’s account balance (including any promissory notes evidencing any outstanding plan loans, as applicable), to the Purchaser 401(k) Plan (subject to the requirements of applicable law); provided such Continuing Employee elects to rollover his or her entire account balance under the Company 401(k) Plan to the Purchaser 401(k) Plan.

(e)     Immediately prior to or on the Closing Date, Seller shall, or shall cause its Affiliates to, pay all unused vacation days of Continuing Employees to such employees, and Purchaser shall have no liability with respect to unused paid vacation days accrued prior to the Closing Date. After the Closing, Purchaser shall, or shall cause each Group Company or Purchaser’s other Affiliates to allow each of the Continuing Employees to earn vacation days on the same terms and conditions as the Continuing Employees earned vacation days on the applicable Seller policies in place immediately prior to the Closing Date, through December 31, 2019. On and after January 1, 2020, all Continuing Employees who remain employed with Purchaser, or with a Group Company or one of Purchaser’s Affiliates, shall earn and accrue vacation and sick leave days in accordance with the applicable policies in place by Purchaser on such date, in its sole discretion. Between the Closing Date and December 31, 2019, Purchaser agrees to consider reasonable requests by Continuing Employees for use of unpaid vacation days, particularly during the final two weeks of December 2019. To the extent required by the applicable Seller policies in place immediately prior to Closing or Law, on the Closing Date, Seller shall, or shall cause its Affiliates to, pay any unused sick leave days of Continuing Employees to such employees, and Purchaser shall have no liability with respect to sick leave days accrued prior to the Closing Date. Beginning on the Closing Date, Continuing Employees shall accrue sick leave days in accordance with the applicable policies in place by Purchaser on such date.

(f)     As of the Closing, only Business Employees shall be employed by the Group Companies. Business Employees who are not on active status on the Closing Date due to a leave of absence (including, but not limited to, medical leave, military leave, short-term or long-term disability) (referred to herein as an “Inactive Business Employee”) shall remain employed by the Group Companies and on inactive status, until or unless such Inactive Business Employee is able to return to work. Purchaser shall have no liability, and Seller shall retain all liability for any claims, including workers’ compensation claims, that arise prior to the Closing Date, including for all claims made by any Inactive Business Employee. Prior to or on the Closing Date, Purchaser and Seller shall each complete a form ERM-14 and instruct their respective insurance broker/agent to file same with the National Council on Compensation Insurance, Inc. to ensure that any Business Employee and Inactive Business Employee with an open workers’ compensation case, regardless of status, remains covered under existing policy. In addition, Seller shall provide Purchaser with evidence of transfer of ownership of WC policy via the ERM 14 form, confirming that any remaining employees not transferring are covered under a new/separate WC policy as of the Closing Date.

(g)     Effective as of the Closing, Seller shall, or shall cause its Affiliates (other than the Group Companies) to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full, (i) all liabilities under all Company Plans (other than those that are Assumed Plans), whenever incurred, and all liabilities under all Assumed Plans to the extent provided in Section 6.10(h), (ii) all liabilities arising out of, relating to or resulting from the employment or service or termination of employment or service of any employee, officer, director or manager of or consultant to Seller or any of its Affiliates, and their dependents and beneficiaries (and any alternate payees in respect thereof), who are not Continuing Employees, (iii) all liabilities arising out of, relating to or resulting from the transfer of Business Employees from Seller or its Affiliates (other than the Group Companies) to the Group Companies and (iv) any liabilities of the Group Companies as a result of being treated as an ERISA Affiliate with any Person at any time during the six-year period prior to the Closing Date (the liabilities described in the foregoing clauses (i) through (iv), collectively, the “Excluded Employee Liabilities”).

(h)     From and after the Closing, Seller shall be, or shall cause its Affiliates to be, responsible for the following under any Company Plan (including any Assumed Plan): (A) all medical, vision, dental and prescription drug claims for expenses incurred by any Continuing Employee or his or her dependents, (B) all claims for short-term and long-term disability income benefits incurred by any Continuing Employee and (C) all claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Continuing Employee, in each case, prior to the Closing Date. Purchaser shall be, or shall cause its Affiliates to be, responsible for all (x) medical, vision, dental and prescription drug claims for expenses incurred by any Continuing Employee or his or her dependents or beneficiaries, if any, (y) claims for short-term and long-term disability income benefits incurred by any Continuing Employee and (z) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Continuing Employee, in each case, on or after the Closing Date. Except in the event of any claim for workers’ compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (1) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits and (2) short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.

(i)     Seller shall be responsible for all claims for workers’ compensation benefits which are incurred prior to the Closing Date by Continuing Employees. Purchaser shall be responsible for all claims for workers’ compensation benefits that are incurred on or after the Closing Date by Continuing Employees. For purposes of this Section 6.10(i), a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs; provided that a workers’ compensation claim that arises from a repetitive activity that occurs over a period both preceding and following the Closing shall be deemed to be a joint responsibility of Seller and Purchaser and shall be equitably apportioned between Seller and Purchaser based upon the relative periods of time that the workers’ compensation claim transpired preceding and following the Closing.

(j)     Nothing contained in this Section 6.10, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, (ii) shall subject to compliance with the other provisions of Section 6.10 alter or limit Purchaser’s or any of its Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement after the Closing, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, (iv) shall limit the ability of Purchaser or its Affiliates to terminate the employment of any employee at any time and for any or no reason or (v) is intended to confer upon any individual other than a party to this Agreement (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

(k)     From and after the Closing, Purchaser shall not and shall cause the Group Companies and each of their respective Affiliates not to, take any action that could reasonably be expected to result in any Damage to any Seller Indemnified Person under the WARN Act, and shall indemnify, defend and hold harmless the Seller Indemnified Persons from any and all Damages arising from or related to any breach of this Section 6.10(k) by Purchaser, the Group Companies and/or any of their Affiliates.

(l)     Purchaser acknowledges that the board of directors of Seller has approved Transaction Bonuses in the aggregate amount as set forth on Section 4.8(a) of the Disclosure Letter, and to the Business Employees as set forth on Section 4.8(a) of the Disclosure Letter. Seller acknowledges that it shall structure the timing of the Transaction Bonus payments in the manner set forth on Section 4.8(a) of the Disclosure Letter and shall pay any post-Closing payments directly to the recipients and Purchaser shall not have any obligation to assume any responsibility for the payment of the Transaction Bonuses; provided that any Transaction Bonus payment shall be made in a manner consistent with the requirements of Section 409A of the Code. All Transaction Bonuses shall remain the liability of the Seller.

(m)     On and after the Closing Date, Seller shall, or shall cause its Affiliates (other than the Group Companies) to, maintain coverage for each employee of Seller or its Affiliates (and any dependent of such employee) (other than any Continuing Employee and his or her dependents) under its medical, vision, dental, prescription drug, short-term and long-term disability income benefits, group life, travel accident, and accidental death and dismemberment insurance benefits and shall be solely responsible for providing access to group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (i) to each employee of Seller or its Affiliates (and any dependent of such employee) (other than any Continuing Employee and his or her dependents) who has a “qualifying event” (for purposes of COBRA) at any time prior to, upon or following the Closing and (ii) to any former employee of Seller, any of its Affiliates or any Group Company (and any dependent of such employee) who is receiving COBRA continuation coverage under a Seller group health plan at Closing, and neither the Purchaser, nor the Group Companies, nor any Purchaser Affiliate shall have any such responsibility.

(n)     Prior to the Closing Date, Seller shall, or shall cause its Affiliates to, take all the actions in respect of Business Employees set forth in Items 2 and 4 of Schedule 6.1(a)(x) of the Disclosure Letter, for which Seller and its Affiliates (other than the Group Companies) shall be solely liable.

(o)     Prior to the Closing, Seller shall take all necessary action to terminate, effective upon the Closing, all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) of Seller and its Affiliates that are account balance plans (within the meaning of Treasury Regulation 1.409A-1(c)(2)(i)(A)) and shall make all payments to Continuing Employees due thereunder as soon as reasonably practicable following the Closing (but in any event, no later than twelve (12) months following the Closing) and in accordance with Section 409A of the Code, and Seller and its Affiliates (other than the Group Companies) shall be solely liable for all such payments.

Section 6.11     Updates. From the date hereof until the Closing Date, if Seller becomes aware of any variances from the representations and warranties made by Seller in Article III or Article IV, Seller shall disclose to Purchaser in writing such variances promptly following Seller obtaining knowledge thereof.

Section 6.12     Financing Cooperation.

(a)     Prior to the Closing Date, Seller shall use its reasonable best efforts to provide, and shall cause the Group Companies and use reasonable best efforts to cause its and their respective Representatives to use reasonable best efforts to provide, on a timely basis, to Purchaser, at Purchaser’s sole expense, all cooperation reasonably requested by Purchaser in connection with the arrangement, syndication and consummation of the Debt Financing, including using reasonable best efforts to:

(i)     promptly furnish to Purchaser and its Debt Financing Sources such customary reasonably available pertinent financial and other information as Purchaser shall reasonably request in order to consummate the Debt Financing;

(ii)     provide customary reasonably available information about the Group Companies to Purchaser promptly following reasonable request to be used in the preparation of materials for rating agency presentations, bank information memoranda and similar marketing documents required in connection with the Debt Financing;

(iii)     promptly following reasonable request, provide Purchaser with all customary reasonably available financial information and financial data in connection with Purchaser’s preparation of pro forma financial information, financial statements and other pro forma financial data of the Group Companies; provided that Seller shall not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(iv)     execute and deliver as of the Closing any pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by Purchaser and otherwise facilitate the pledging of collateral;

(v)     take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser that are necessary to permit the consummation of the Debt Financing; and

(vi)     provide all documentation and other information about the Group Companies as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act;

provided that such requested cooperation shall not unreasonably interfere with the ongoing operations of Seller and the Group Companies; provided, further, that in no event shall Seller or the Group Companies or their respective Representatives be required in connection with the cooperation contemplated by this Section 6.12(a) to bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability in connection with the Debt Financing prior to the Closing. Further, such assistance shall not include any actions that Seller reasonably believes could reasonably be expected to (x) result in a violation of any confidentiality arrangement or material agreement (not entered into in contemplation thereof) or the loss of any legal or other applicable privilege or (y) cause the Seller or any of the Group Companies or any of their respective Affiliates or any of their respective employees, directors, officers or managers to incur any actual or potential liability in connection with the arranging, marketing or syndication of the Debt Financing or such assistance (except, in the case of the Group Companies, any such liability after the Closing). Nothing in this agreement shall require any cooperation to the extent that it would require the Seller or any of the Group Companies or any of their respective employees, directors, officers or managers to (i) pay or agree to pay any commitment or other fees or pay, incur or reimburse any expenses prior to the Closing Date (except, in each case, to the extent subject to concurrent reimbursement by Purchaser), (ii) approve the execution or delivery of any document, certificate, resolution or consent in connection with the Debt Financing that is not contingent upon the Closing or (iii) take any action that would conflict with, violate or result in a breach of or default under any organization documents of Seller or of any of the Group Companies or any material Contract or Law.

Purchaser shall promptly, upon request by the Seller, reimburse Seller and the Group Companies for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by them and their respective Representatives in connection with the Debt Financing, including the cooperation contemplated by this Section 6.12(a), and shall indemnify and hold harmless the Seller and the Group Companies and their respective Representatives from and against any and all Damages suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, in each case other than to the extent any of the foregoing arises from intentional fraud with respect to any of the representations and warranties of Seller in this Agreement.

(b)     Seller hereby consents to the use of its and the Group Companies’ logos solely in connection with the Debt Financing; provided that such logos are used solely in a manner that does not, and is not intended or reasonably likely to, harm or disparage Seller’s or the Group Companies’ reputation or goodwill and will comply with Seller’s or the Group Companies’ usage requirements to the extent made available to Purchaser prior to the date of this Agreement.

(c)     Purchaser acknowledges and agrees that the obtaining of the Debt Financing is not a condition to the Closing and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

(d)     Notwithstanding the foregoing or anything herein to the contrary, the obligations of Seller and the Group Companies set forth in Section 6.12(a) are the sole obligations of Seller and the Group Companies with respect to the Debt Financing and such obligations shall not be used after the Closing as a basis for any claim of any breach by the Seller or the Group Companies.

Section 6.13     Termination of Affiliate Contracts and Intercompany Balances. Except as set forth on Section 6.13 of the Disclosure Letter, Seller shall cause each Contract between any of the Group Companies, on the one hand, and any member of the Seller Group, on the other hand, to be terminated as of the Closing. Except as set forth on Section 6.13 of the Disclosure Letter, with effect from the Closing, no Group Company shall have any obligation or liability in respect of any such terminated Contract or any loans, notes, advances, receivables and payables between any member of the Seller Group, on the one hand, and any Group Company, on the other hand, except pursuant to Section 1.3(d).

Section 6.14     Specified Transactions.

(a)     At or prior to the Closing, Seller shall effect the Specified Transactions and take, or cause to be taken, all other actions that are necessary or appropriate such that, as of the Closing, (i) the assets owned or held by the Group Companies or transferred, assigned or conveyed to Purchaser or its Subsidiaries pursuant to the Specified Transactions consist of all assets necessary to conduct the Business immediately following the Closing in substantially the same manner as presently conducted and (ii) the liabilities and obligations of the Group Companies consist solely of liabilities and obligations that arise exclusively out of the operation of the Business or that constitute Ad Insertion Business Liabilities, and do not include any liabilities or obligations that (x) arise out of or are related to any Seller Business or the Excluded Assets or (y) constitute Excluded Liabilities. In furtherance, and not in limitation of the foregoing, at or prior to the Closing, Seller shall take, or cause to be taken, the actions set forth on Section 6.14(a) of the Disclosure Letter.

(b)     Notwithstanding the foregoing or any other provision of this Agreement, but subject to the provisions of Section 6.14(a) of the Disclosure Letter, in connection with the consummation of the Specified Transactions: (i) to the extent any consents are required from any third parties in connection with the transfer, assignment or conveyance of any Contract or any personal easements that do not otherwise run with the Owned Real Property or the Leased Real Property, Seller shall only be required to use commercially reasonable efforts (as defined in Section 6.4(f)) to obtain such consents, it being understood that the failure to obtain any such consent, in and of itself, shall not be deemed to constitute the failure of a condition set forth in Section 7.2 to be satisfied or to serve as the basis for a claim for indemnification under Article IX); (ii) with respect to the Ad Insertion Business Assets, Seller shall not be required to exert any efforts to obtain any consent required from any third party for the transfer, assignment and conveyance of any such assets and the failure to obtain any such consent shall not, in and of itself, be deemed to constitute the failure of any condition set forth in Section 7.2 to be satisfied or serve as the basis of a claim for indemnification under Article IX; and (iii) Seller shall not transfer, assign or convey any Contracts or other assets specifically set forth on Section 6.14(b)(iii) of the Disclosure Letter.

(c)     If Seller is unable to obtain any third party consent required for the transfer, assignment or conveyance to a Group Company or Purchaser or a Subsidiary of Purchaser, as the case may be, of any Contract specified on Section 6.14(c) of the Disclosure Letter (the “Specified Contracts”) prior to the date that is sixty (60) days after the date of this Agreement or such later date as may be consented to by Purchaser, Seller shall, as promptly as practicable thereafter, cause a Group Company to procure a replacement Contract with a new vendor providing for, effective upon the Closing, substantially the same functionality, benefits and burdens as the Specified Contract (which Contract shall not contain any “change of control”, “anti-assignment” or similar provision that would cause the consummation of the Specified Transactions or the Transactions to conflict with, or result in a breach or violation of, or default (with or without notice or the lapse of time, or both) under, such Contract) (a “Replacement Contract”); provided, however, if the fees and expenses payable over twelve (12) months by a Group Company under a Replacement Contract exceed the fees and expenses paid by Seller under the applicable Specified Contract during the twelve (12) months prior to Closing, then an amount equal to two (2) times such excess (the “Replacement Fee”) shall be treated as a Transaction Expense, except to the extent the amount of such Replacement Fee is not determinable prior to the Closing, in which case Seller shall reimburse Purchaser for such Replacement Fee promptly after such amount is determined. If Seller causes a Group Company to procure a Replacement Contract in respect of any Specified Contract pursuant to this Section 6.14(c), such Specified Contract shall not be transferred, assigned or conveyed to a Group Company or Purchaser or any of its Subsidiaries pursuant to the Specified Transactions, and such Specified Contract shall constitute an Excluded Asset.

(d)     If Seller is unable to obtain prior to the Closing any third party consent required for the transfer, assignment or conveyance to a Group Company or Purchaser or a Subsidiary of Purchaser, as the case may be, of any Contract (other than any Specified Contract) pursuant to the Specified Transactions, until the earlier of such consent having been obtained and the date that is twelve (12) months after the Closing Date, (i) Seller shall continue to use its commercially reasonable efforts to obtain such consent and (ii) the parties shall use commercially reasonable efforts to cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser all economic benefits and burdens of any such Contract. During such time period, Seller and any applicable member of the Seller Group shall comply with all applicable covenants and obligations with respect to such Contract, including the payment of any costs or expenses in connection therewith, which shall be performed by Seller or the applicable member of the Seller Group for Purchaser’s account and Purchaser shall promptly (but in no event later than thirty (30) days following receipt of an invoice from Seller) reimburse Seller for any such out-of-pocket costs, expenses or payments made by Seller or the applicable member of the Seller Group in respect of such Contract. If and when any such consent is obtained, Seller shall promptly assign, transfer and convey to Purchaser, or a Group Company designated by Purchaser, as the case may be, the applicable Contract at no additional cost.

(e)     At the Closing, Fidelity Telephone Company shall enter into a lease agreement in form and substance acceptable to Purchaser and Seller (the “Lease Agreement”), for the portion of the Owned Real Property located at Bud Street in Sullivan, MO set forth in Section 6.14(e) of the Disclosure Letter and on the terms and conditions set forth in Section 6.14(e) of the Disclosure Letter.

Section 6.15      Post-Closing Payments; Mail Handling. After the Closing, each of Purchaser and its Subsidiaries (including the Group Companies), on the one hand, and the Seller Group, on the other hand, shall hold and promptly transfer and deliver to the other parties, from time to time as and when received by them, any cash, checks with appropriate endorsements, mail, packages or other property that they may receive which properly belong to the other parties, and shall account to the other parties for all receipts in respect of any such property. The parties acknowledge and agree there is no right of offset regarding any such payments and a party may not withhold funds received from third parties for the account of the other party in the event there is a dispute regarding any other issue under any this Agreement or any of the Ancillary Documents.

Section 6.16     Use of Trademarks. At the Closing, Seller shall transfer, assign and convey to Purchaser or the Group Companies all right, title and interest in, to and under all the Trademarks owned by the Seller Group that are used in the Business as of the Closing Date, including “Fidelity Communications” and “FidelityTV” (collectively, the “Transferred Trademarks”). Notwithstanding the foregoing, Seller Group will retain the right to use the names “Fidelity Communications Co.”, “Fidelity Wireless, Inc.” and “Fidelity Broadcasting, Inc.”

Section 6.17     280G Cooperation. In the event Seller determines that any payments or benefits (whether in cash or property or the vesting of property) a Disqualified Individual may become entitled to receive could be subject to the excise tax pursuant to Section 280G of the Code, Seller shall solicit a shareholder vote intended to satisfy the requirements of Section 280G(b)(5) of the Code, such that no portion of the payments could constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and Purchaser shall reasonably cooperate in providing information on any Purchaser payments that, as of the date of the relevant vote, Purchaser has determined to make and that may also be considered “parachute payments” under Section 280G of the Code on account of the Transactions.

Section 6.18     Non-Solicit and No-Hire of Employees; Non-Competition.

(a)     As a necessary measure to ensure that Purchaser realizes the goodwill and associated benefits of the Transactions, for a period of two (2) years following the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly (i) solicit for employment or consulting service any individual who was a Business Employee as of the Closing Date (a “Restricted Person”), or (ii) hire, whether as a manager, director, officer, employee, contractor, consultant or other individual service provider, any Restricted Person; provided that the restrictions contained in this Section 6.18(a) shall not apply to (A) the placement of general advertisements (whether in paper or digital media), conducting any other form of general solicitation or the use of general search firm services that are not targeted towards any Restricted Persons or (B) with respect to any Restricted Person from and after the date that is six (6) months after the termination by Purchaser or any of its Affiliates of such Restricted Persons employment. Solely for purposes of this Section 6.18(a), the term “Affiliates” shall not include John Colbert.

(b)     As a necessary measure to ensure that Purchaser realizes the goodwill and associated benefits of the Transactions, during the Restricted Period, Seller shall not, and shall cause its Control Affiliates not to, directly or indirectly, invest in, acquire, own, manage, operate or otherwise engage in, or enter into any business arrangement with or otherwise partner with any third party with respect to, any business that competes with the business of Purchaser and its Subsidiaries (including the Group Companies) in the states of Arkansas, Louisiana, Missouri, Oklahoma and Texas; provided, however, that the activities set forth on Section 6.18(b) of the Disclosure Letter shall not constitute a breach of this Section 6.18(b).

(c)     Seller agrees and acknowledges, on behalf of itself and its Control Affiliates, that (i) Purchaser is relying to its detriment on the covenants set forth in this Section 6.18 in connection with entering into this Agreement and consummating the Transactions, (ii) the enforcement of any covenants set forth in this Section 6.18 against Seller or its Affiliates would not impose any undue burden upon Seller or its Affiliates and (iii) none of the covenants set forth in this Section 6.18 are unreasonable as to duration or scope.

Section 6.19     Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, keep confidential and not disclose to any other Person, or use for their own benefit or the benefit of any other Person, any confidential and non-public information regarding Purchaser, any of its Subsidiaries (including the Group Companies) or the Business or the Ad Insertion Business which Seller or its Affiliates possess as a result of Seller’s historical relationship with the Group Companies (including as a stockholder or other equityholder of any Company) or obtain pursuant to Seller’s access and information rights under this Agreement. The obligations under this Section 6.19 shall not apply to information which (a) is or becomes generally available to the public without breach of Seller’s or its Affiliates’ obligations under this Section 6.19 or (b) is required to be disclosed by applicable Law; provided that in the case of clause (b), Seller shall notify Purchaser as early as practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information.

Section 6.20     LLC Conversions.

(a)     No later than two (2) Business Days prior to the Closing Date, Seller shall cause the conversion of each Group Company set forth on Section 6.20(a) of the Disclosure Letter (such Group Companies, the “Converting Group Companies”) into a Missouri limited liability company and disregarded entity for U.S. federal income Tax purposes in accordance with Sections 351.409 and 347.037 of the Missouri Revised Statutes by filing a certificate of conversion and articles of organization in respect of each Converting Group Company with the Secretary of State of the State of Missouri and paying all required filing fees (the “LLC Conversions”). Seller shall provide Purchaser with a reasonable opportunity to review and comment on the resolutions, consents, filings and other documents to effectuate the LLC Conversions, which resolutions, consents, filings and other documents shall be in form and substance reasonably acceptable to Purchaser.

(b)     Prior to the Closing Date, Seller shall cause to be filed an election on IRS Form 8832 (and any applicable, comparable election for state or local Tax purposes) for CoBridge Communications LLC (or, at Purchaser’s request, any other Group Company specified by Purchaser that is a limited liability company) to be treated as a disregarded entity, which elections shall be effective no later than two (2) Business Days prior to the Closing Date (the “Tax Elections”). Seller shall provide Purchaser with a reasonable opportunity to review and comment on the Tax Elections, which shall be in form and substance reasonably acceptable to Purchaser.

Section 6.21     FidelityLink Acquisition. Seller may within sixty (60) days of the date of this Agreement, enter into an agreement with Parta Networks, LLC (which agreement shall be in form and substance reasonably acceptable to Purchaser) (the “FidelityLink Acquisition Agreement”) to acquire, at or prior to the Closing, all of the outstanding membership interests in FidelityLink not owned by Seller such that, upon consummation of such acquisition, Seller shall own one hundred percent (100%) of the membership interests in FidelityLink (the “FidelityLink Acquisition”). If Seller enters into the FidelityLink Acquisition Agreement, Seller shall not amend or terminate the FidelityLink Acquisition Agreement or waive any rights thereunder without Purchaser’s prior consent, which consent shall not be unreasonably conditioned, withheld or delayed. If Seller shall not have (x) entered into the FidelityLink Acquisition within sixty (60) days of the date of this Agreement or (y) consummated the FidelityLink Acquisition at or prior to the Closing, (i) Annex I, the definition of “Company” and all references to the Companies or the Group Companies shall be deemed to exclude FidelityLink and FidelityLink shall instead be deemed to be a member of the Seller Group and (ii) Annex II shall be deemed to exclude all locations set forth therein under the heading “Service Areas—FidelityLink”, in each case for all purposes hereunder and with the same effect as if such references had been excluded as of and from the date of this Agreement. The failure of Seller to enter into the FidelityLink Acquisition Agreement within sixty (60) days of the date of this Agreement, to consummate the FidelityLink Acquisition at or prior to the Closing, or elect to treat FidelityLink as a Group Company shall not, in and of itself, be deemed to constitute the failure of any condition set forth in Section 7.2 to be satisfied or serve as the basis of a claim for indemnification under Article IX.

Section 6.22     Seller Capitalization. Seller agrees that (a) for twelve (12) months following the Closing, Seller will maintain cash or cash equivalents in an account within the United States in an amount at least equal to $5,000,000 and (b) from the first anniversary of the Closing Date to the sixth anniversary of the Closing Date, Seller will maintain cash or cash equivalents in an account within the United States in an amount at least equal to fifty percent (50%) of the then remaining Retention. Seller will have available to it at all times sufficient funds to meet its obligations under Section 9.8.

Article VII

Conditions Precedent

Section 7.1     Conditions to Each Party’s Obligation. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)     Antitrust. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(b)     FCC and PUC Approvals. The FCC Approvals and the PUC Approvals listed in Section 3.3 of the Disclosure Letter shall have been obtained or filed, as applicable.

(c)     No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (other than, for the avoidance of doubt, a failure to obtain, or denial of, an LFA Approval, in and of itself, so long as no court of competent jurisdiction has entered an injunction, judgment or ruling specifically prohibiting the consummation of the Transactions in connection therewith) (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

Section 7.2     Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Transactions is further subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of Seller set forth in Article III and Article IV of this Agreement (excluding the representations set forth in the following clauses (ii), (iii) or (iv), disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the representations and warranties of Seller set forth in Section 3.1, Section 3.2(a), Section 3.5, Section 4.1, Section 4.7(h), Section 4.15, and Section 4.18 shall be true and correct in all material respects as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of Seller set forth in Section 3.4 and Section 4.2 shall be true and correct in all but de minimis respects as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of Seller set forth in clause (ii) of Section 4.4(a) shall have been true and correct in all respects as of the date of this Agreement.

(b)     Performance of Obligations of Seller. Seller and the Group Companies shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)     LFA Approvals. The LFA Approvals with respect to Franchises that represent, in aggregate, (i) not less than 95% of Unique Subscribers in the Systems and (ii) the LFA Approvals marked with an asterisk (“*”) on Section 7.2(c) of the Disclosure Letter shall have (A) been received, (B) shall be deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C. Section 537), or (C) shall not be required by applicable Law (including those areas where the Business is lawfully operated without a Franchise) or under any applicable Franchise. Solely for purposes of determining the applicable percentage of Unique Subscribers under this Section 7.2(c), the parties shall use the number of Unique Subscribers in the Systems as of the last day of the month in which this Agreement is executed and delivered, calculated on a basis consistent with Section 4.20.

(d)     Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

(e)     Officer’s Certificate. Seller shall have delivered to Purchaser a certificate of Seller, dated as of the Closing Date, representing that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(f)     LLC Conversions/Tax Elections. The LLC Conversions and the Tax Elections shall have been effected in accordance with Section 6.20.

If the Closing occurs, all closing conditions set forth in this Section 7.2 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Purchaser.

Section 7.3     Conditions to Obligation of Seller. The obligation of Seller to consummate the Transactions is further subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Purchaser set forth in Article V, disregarding all qualifications and exceptions contained therein relating to materiality or Purchaser Material Adverse Effect, shall be true and correct as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b)     Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)     Officer’s Certificate. Purchaser shall have delivered to Seller a certificate of Purchaser, dated as of the Closing Date, representing that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 7.3 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller.

Section 7.4     Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Transactions or due to the failure of such party to perform any of its other obligations under this Agreement.

Article VIII

Termination

Section 8.1     Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)     by the mutual written consent of Seller and Purchaser;

(b)     by either of Seller or Purchaser:

(i)     if the Closing shall not have been consummated on or before January 6, 2020 (such date being the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii)     if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and such Restraint shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement or if such party shall have failed to comply with its obligations under Section 6.4;

(c)     by Purchaser if Seller or any of the Group Companies shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), respectively, and (B) cannot be cured by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in breach of or has failed to perform its representations, warranties, covenants or other agreements hereunder, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and has not been cured; or

(d)     by Seller if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), respectively, and (B) cannot be cured by Purchaser by the Outside Date or, if capable of being cured, shall not have been cured within thirty (30) days following receipt of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in breach of or has failed to perform its representations, warranties, covenants or other agreements hereunder, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and has not been cured; provided, further, that the failure to deliver the Closing Aggregate Consideration as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller.

Section 8.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the indemnification and reimbursement provisions in Section 6.12(a), this Section 8.2, and Article XI (other than Section 11.9 except to the extent it relates to any provisions that are stated to survive termination of this Agreement), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Purchaser or Seller or their respective managers, directors, employees, officers or Affiliates hereunder; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of intentional fraud with respect to any representations and warranties made by it in this Agreement or any willful breach of a covenant of this Agreement (including, for the avoidance of doubt, Purchaser’s willful breach of the obligation to close the Transactions in circumstances in which all of the closing conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived). For the avoidance of doubt, no party hereto may bring a claim seeking monetary damages against the other party (other than in the case of intentional fraud with respect to any representations and warranties made by the other party in this Agreement or in the officer’s certificate delivered pursuant to Section 7.2(e) or 7.3(c), as applicable, or willful breach of a covenant of this Agreement) prior to the Closing or termination of this Agreement in accordance with this Article VIII. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms.

Article IX

Indemnification

Section 9.1     Survival. Except for the representations and warranties of Seller in Section 3.4 and Section 4.2 (the “Fundamental Representations”), which shall survive until the expiration of the applicable statute of limitations, the Seller Representations and the representations and warranties set forth in this Agreement of Purchaser shall terminate effective as of the Closing and shall not survive the Closing. The covenants and agreements of the parties contained in this Agreement that are required to be performed prior to the Closing shall survive the Closing and continue in full force and effect until the date that is thirteen (13) months after the Closing Date, and the covenants and agreements of the parties contained in this Agreement that are required to be performed after the Closing shall continue in full force and effect in accordance with their respective terms. The obligations of Seller to indemnify the Purchaser Indemnified Persons (x) pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) shall survive until and shall terminate when the applicable representation, warranty, covenant or agreement terminates pursuant to the foregoing provisions of this Section 9.1, (y) pursuant to Section 9.2(a)(iii) shall survive until and shall terminate on the date that is ninety (90) days after the expiration of the applicable statute of limitations and (z) pursuant to Section 9.2(a)(iv) shall survive and continue indefinitely. The obligations of Purchaser to indemnify the Seller Indemnified Persons pursuant to Section 9.2(b) shall survive until and shall terminate when the applicable covenant or agreement terminates pursuant to the foregoing provisions of this Section 9.1. Notwithstanding the foregoing, the obligation of a party to indemnify the applicable Indemnified Persons in respect of any breach of representation, warranty, covenant or agreement or any Tax in respect of which indemnification may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy or breach thereof or notice of the Tax giving rise to such right of indemnification will have been given to Seller or Purchaser, as the case may be, prior to such time in accordance with Section 9.3, Section 10.4 or Section 10.5, as applicable. Notwithstanding any provision of this Agreement to the contrary, the date or dates specified in the Representation and Warranty Insurance Policy with respect to the time periods, including the time periods within which to make claims and/or regarding which any Purchaser Indemnified Persons may obtain recoveries under such Representation and Warranty Insurance Policy, shall govern such claims and/or recoveries under the Representation and Warranty Insurance Policy, and shall not extend or otherwise change the survival periods set forth in this Section 9.1.

Section 9.2     Indemnification.

(a)     Subject to the limitations set forth in this Article IX, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates and their respective Representatives (the “Purchaser Indemnified Persons”) against any and all losses, damages, costs, charges, expenses (including reasonable attorneys’, accountants’ and other professionals’ fees, disbursements and expenses), settlement payments, awards, judgments, Taxes, fines or obligations (collectively, “Damages”) incurred or suffered by the Purchaser Indemnified Persons and arising out of or resulting from:

(i)     any breach or inaccuracy of the representations and warranties of Seller in Section 3.4 or Section 4.2 as of the Closing Date (with the same effect as though such representation and warranty is made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of an earlier date, in which case as of such earlier date));

(ii)     any breach of any covenant or agreement of Seller or, prior to the Closing, any Group Company, contained in this Agreement and required to be performed on or prior to the Closing Date;

(iii)     any Indemnified Taxes; and

(iv)     the Seller Business, the Excluded Assets or the Excluded Employee Liabilities.

(b)     Subject to the limitations set forth in this Article IX, from and after the Closing, Purchaser shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives (the “Seller Indemnified Persons”) against any and all Damages incurred or suffered by the Seller Indemnified Persons and arising out of or resulting from:

(i)      any breach of any covenant or agreement of Purchaser contained in this Agreement; and

(ii)     Purchaser’s operation of the Business and Ad Insertion Business on and after the Closing Date.

Section 9.3     Indemnification Procedures.

(a)     Any Indemnified Person seeking indemnification or reimbursement pursuant to this Article IX shall promptly provide to Seller (if such Person is a Purchaser Indemnified Person) or to Purchaser (if such Person is a Seller Indemnified Person) (i) a written notice of any claims that it may have pursuant to this Article IX (a “Claim Notice”) and (ii) in the event that there be asserted against any Indemnified Person any written claim or demand by a third party for which such Indemnified Person may be entitled to indemnification pursuant to this Article IX (a “Third-Party Claim”), a Claim Notice with respect thereto within fifteen (15) days following such Indemnified Person’s receipt of such claim (and no fewer than ten (10) days prior to a scheduled appearance date in a litigated matter); provided, however, that any failure by such Indemnified Person to give such notice will not relieve any indemnification obligations hereunder unless and only to the extent Seller or Purchaser, as applicable, is prejudiced by such failure. Each Claim Notice shall contain the amount or a good faith estimate of the potential Damages (the “Damage Estimate”) against which such Indemnified Person seeks indemnification, to the extent then ascertainable, and a statement that such Indemnified Person is entitled to indemnification pursuant to this Article IX with respect to such potential Damages and a reasonable explanation of the basis therefor. If the applicable Indemnifying Party does not notify the Indemnified Person within thirty (30) calendar days following its receipt of a Claim Notice (other than a Third-Party Claim Notice) that the Indemnifying Party disputes such claim or lacks information to evaluate such claim, such claim shall be conclusively deemed a liability for which the Indemnified Person is entitled to indemnification under Section 9.2 and the amount of such claim shall be paid to the Indemnified Person, on demand, solely with respect to Damages actually suffered or incurred prior to delivery of the Claim Notice and described in reasonable detail (including the amounts of such Damages) in the Claim Notice (for the avoidance of doubt, disregarding any Damage Estimates or unknown amounts of Damages in the Claim Notice).

(b)     With respect to each Third-Party Claim that is the subject of a Claim Notice, and except with respect to a Third-Party Claim governed by Section 10.4, the Indemnifying Party shall be entitled, to the extent permitted by applicable Law and subject to the limitations set forth in Section 9.3(c), to assume and control the defense of such Third-Party Claim, at its own expense, with counsel approved by the applicable Indemnified Person (such approval not to be unreasonably withheld, delayed or conditioned) by notice to such Indemnified Person; provided that Seller shall not be entitled to assume the defense of any Third-Party Claim if an Insurer under the Representation and Warranty Insurance Policy is required to assume the defense of such Third-Party Claim pursuant to the Representation and Warranty Insurance Policy (so long as Seller has consented to any provisions of or amendments to such policy that relate to such assumption) (it being understood that Seller has consented to the provisions of the Representation and Warranty Insurance Policy as in effect on the date hereof); provided, further, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Person except where such equitable relief or other relief is immaterial and incidental to claims for monetary damages. The Indemnifying Party may settle, compromise or offer to settle or compromise any Third-Party Claim that it has elected to assume the defense of but shall not, without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in or would reasonably be expected to result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the applicable Indemnified Person or any of its Affiliates, (B) any non-monetary condition or obligation being imposed on the applicable Indemnified Person or any of its Affiliates, (C) any material adverse effect on the business of the applicable Indemnified Person or any of its Affiliates, (D) any admission of fault or liability by any applicable Indemnified Person or any of its Affiliates, (E) an obligation of the Indemnified Person to pay any amount that is not fully indemnified by the Indemnifying Party or (F) loss of coverage under the Representation and Warranty Insurance Policy (so long as Seller has consented to any provisions of or amendments to such policy that relate to settlements).

(c)     In the event that the Indemnifying Party notifies such Indemnified Person that it desires to defend against a Third-Party Claim, such Indemnified Person shall have the right, but not the obligation, to participate in any such defense and employ separate counsel of its choosing. Such Indemnified Person shall participate in any such defense at its own expense unless in the reasonable opinion of outside counsel to such Indemnified Person, (i) a conflict or potential conflict (other than by virtue of delivery of a Claim Notice) exists or (ii) one or more defenses are available to such Indemnified Person that are not available to Seller or Purchaser, as applicable, that, in each case, would make such separate representation advisable, in which case the reasonable attorneys’ fees, disbursements and expenses of such separate representation shall be indemnifiable Damages; provided, however, that no Indemnified Persons shall be entitled to reimbursement for more than one such counsel (plus any appropriate local counsel) in connection with any Third-Party Claim.

(d)     In the event that the Indemnifying Party has elected not to control the defense of a Third-Party Claim or does not have a right to control the defense of a Third-Party Claim, the Indemnifying Party shall have no liability with respect to a Third-Party Claim settled or compromised without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the foregoing, for so long as the Indemnifying Party has failed to assume the defense of such Third-Party Claim, the Indemnified Person will have the right to undertake the defense, compromise or settlement of such Third-Party Claim, in which case the reasonable attorneys’ fees, disbursements and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the claim as provided above) may be indemnifiable Damages if provided for in this Article IX; provided, however, that the Indemnified Persons shall not be entitled to reimbursement for more than one such counsel (plus any appropriate local counsel) in connection with any Third-Party Claim.

(e)     Purchaser, Seller and the Indemnified Persons shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents and employees. Purchaser, Seller and the Indemnified Persons shall keep each other reasonably informed with respect to the status of such Third-Party Claim as either may request from time to time.

(f)     Any action to be taken under this Article IX by any Indemnified Person may be taken by Purchaser on its behalf or Seller on its behalf, as the case may be. Purchaser and Seller, as the case may be, shall have the right to enforce this Article IX on behalf of any Indemnified Person.

(g)     Notwithstanding the foregoing, this Section 9.3 shall not apply to Tax Contests, which shall be governed by Section 10.4. Tax disputes (other than Third-Party Claims that are not Tax Contests) shall be subject to Section 10.5.

Section 9.4     Final Resolution. A Claim Notice, any amounts claimed therein and any other matters set forth therein shall be deemed to be “finally resolved” for purposes of this Article IX when (i) such Claim Notice, amounts and matters have been resolved by a written agreement executed by Purchaser and Seller or (ii) such Claim Notice, amounts and matters have been resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction or arbitrator with respect to such matter in dispute, or portion thereof.

Section 9.5     Calculation of Damages.

(a)     The amount of any Damages for which indemnification is provided under this Article IX shall be calculated net of any amounts recovered by the Indemnified Person under any insurance policies and any amounts recovered pursuant to any indemnification right, claim, recovery, settlement, reimbursement arrangement, contract or payment by or against a third party, in each case relating to such Damages, net of the costs and expenses incurred in seeking such collection; provided that the amount deemed to be recovered under insurance policies will also be net of the deductible for such policies and any increase in the premium (and retro-premium adjustments) for such policies to the extent arising out of or in connection with such Damages. Subject to Section 9.8, the Indemnified Persons shall use commercially reasonable efforts to seek recovery under any insurance policies (other than the Representation and Warranty Insurance Policy) covering any Damage to the same extent as they would if such Damage were not subject to indemnification hereunder. In the event that an insurance or other recovery is made by any Indemnified Persons with respect to any Damage for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Seller or Purchaser, as applicable. Notwithstanding anything to the contrary in this Article IX, the parties agree that no amount shall be due under this Article IX to the extent that it duplicates another amount already paid or accounted for under this Article IX or in the calculation of the final Indebtedness Amount, final Net Working Capital Amount, final Transaction Expenses.

(b)      Notwithstanding anything to the contrary in this Article IX, no Indemnified Person shall be entitled to indemnification under this Article IX for any (i) consequential, incidental or special (including loss of revenue, income or profits or a multiple thereof or similar valuation) damages (in each case, to the extent not reasonably foreseeable) or (ii) punitive damages (except, in the case of each of clauses (i) and (ii), to the extent awarded to a third party by a court of competent jurisdiction in connection with a Third-Party Claim).

(c)     The Indemnified Persons shall be entitled to the indemnification provided for under this Article IX even if any of them (i) had knowledge at any time of the matter that is later the subject of a claim for indemnity or (ii) waived any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be.

Section 9.6     Mitigation. Each Person entitled to indemnification hereunder shall take reasonable steps to mitigate such Person’s Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith. Each Purchaser and Seller shall use its reasonable best efforts to cause each other Purchaser Indemnified Person or Seller Indemnified Person, respectively, to comply with this Section 9.6.

Section 9.7     Tax Treatment. The parties agree that any amount paid under this Article IX shall be treated as an adjustment to the Final Closing Aggregate Consideration for Tax purposes and, subject to the outcome of a Tax Contest and the provisions of Section 10.5 and Section 10.7, agree not to take any position inconsistent with such treatment on any Tax Return.

Section 9.8     Representation and Warranty Insurance Policy.

(a)     Subject to the reimbursement obligations of Seller in the immediately following sentence, Purchaser, on behalf of itself and each other Purchaser Indemnified Persons, hereby acknowledges and agrees that, except in the case of intentional fraud, Purchaser shall have no recourse against Seller for any and all Damages of any kind related to or arising under the Seller Representations, except the Fundamental Representations and Seller shall have no liability to any Purchaser Indemnified Person for any claims and/or Damages of any kind related to or arising out of the Seller Representations, except the Fundamental Representations. Purchaser, on behalf of itself and each other Purchaser Indemnified Persons, hereby further acknowledges and agrees that the provisions of this Section 9.8 shall apply and shall remain in full force and effect regardless of whether (i) Purchaser obtains at or following the Closing, or maintains following the Closing, the Representation and Warranty Insurance Policy; (ii) the Representation and Warranty Insurance Policy is, for any reason, terminated, revoked, cancelled, exhausted, modified, amended or otherwise altered in any form; or (iii) any claim is made by a Purchaser Indemnified Person under the Representation and Warranty Insurance Policy and such claim is denied by the Insurer.

(b)     Seller agrees to reimburse Purchaser, promptly upon demand, for any Losses (as defined in the Representation and Warranty Insurance Policy) (other than Losses that are fully indemnified by Seller pursuant to Section 9.2) incurred (i) within the Retention (as defined in the Representation and Warranty Insurance Policy) and (ii) with respect to a breach or inaccuracy of the Seller Representations, that are in excess of fifty percent (50%) of the Retention until the Retention has been fully eroded (it being understood that the Purchaser Indemnified Persons shall bear all Losses constituting the first fifty percent (50%) of the Retention). Without limiting the generality of the foregoing, any rights of the Insurer under the Representation and Warranty Insurance Policy shall not affect and do not affect, expand or increase any liability or obligation of Seller to Purchaser or any Purchaser Indemnified Person in connection with the Transactions. Purchaser shall not amend or supplement the Representation and Warranty Insurance Policy, without the prior written consent of Seller if such amendment or supplement would reasonably be expected to materially expand Seller’s obligation to reimburse Purchaser for losses below the Retention pursuant to this Section 9.8. Notwithstanding anything to the contrary contained in this Agreement or the Representation and Warranty Insurance Policy, (x) at no time shall the Retention exceed $3,943,912 (or, if the FidelityLink Acquisition shall not have been consummated on or prior to the Closing, $3,877,500) (the “Retention Cap”), (y) from and after the first anniversary of the Closing Date, except to the extent expressly provided in Section IV(B)(ii) of the Representation and Warranty Insurance Policy (but in any event subject to the Retention Cap), the Retention shall be reduced to an amount not to exceed $1,971,956 (or, if the FidelityLink Acquisition shall not have been consummated on or prior to the Closing, $1,938,750) and (z) to the extent Purchaser fails to bind the Representation and Warranty Insurance Policy or the Representation and Warranty Insurance Policy is terminated, Seller shall have no obligation to reimburse Purchaser with respect to any Retention.

Section 9.9     Exclusive Remedy. Subject to (a) any recourse available under the Representation and Warranty Insurance Policy or under Section 9.8; (b) disputes under Section 2.3 and Section 10.5, which shall be resolved in accordance with the mechanisms thereunder; and (c) the rights of the parties under Section 6.10(k) and Section 11.9, the parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.9, shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.9 or to seek any remedy on account of intentional fraud by any party or with respect to any breach of any covenant or agreement that by its terms contemplates performance after the Closing. For purposes of clarification, Purchaser’s remedies prior to Closing are subject to the limitations set forth in Section 8.2 of this Agreement.

Article X

Certain Tax Matters

Section 10.1     Responsibility for Filing Tax Returns.

(a)     Seller shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns in respect of any of the Group Companies (or any of the assets transferred pursuant to the Specified Transactions) for all Pre-Closing Tax Periods that are due before or on the Closing Date (including extensions), and Purchaser shall cooperate, to the extent required, in filing such Tax Returns. All such Tax Returns shall be prepared consistent with the past practice of Seller or the Group Companies, as applicable, unless otherwise required by applicable Law. At least ten (10) days prior to the due date for filing such Tax Returns (other than Tax Returns of Seller or the Seller Group), Seller shall deliver drafts to Purchaser of any such Tax Returns, and Seller shall permit Purchaser to review and comment upon such Tax Returns, which comments Seller shall consider in good faith.

(b)     Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all other Tax Returns (other than Tax Returns of Seller or the Seller Group) in respect of any of the Group Companies (or any of the assets transferred pursuant to the Specified Transactions) for all Pre-Closing Tax Periods and Straddle Periods that are due after the Closing Date. All such Tax Returns shall be prepared reasonably consistent with the past practice of Seller or the Group Companies, as applicable, with respect to positions that could reasonably be expected to affect the liability of Seller, or any Seller Group member, under this Agreement or otherwise. At least ten (10) days prior to the due date for filing such Tax Returns, Purchaser shall deliver drafts to Seller of any such Tax Returns showing amounts for which Seller, or any Seller Group member, could be liable under this Agreement or otherwise. Purchaser shall cause such Tax Returns to reflect any reasonable comments of Seller to the extent such comments relate to amounts for which Seller, or any Seller Group member, could be liable under this Agreement or otherwise.

Section 10.2     Filing and Amendment of Tax Returns. Except to the extent required under applicable Law, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause the Group Companies not to: (i) except as set forth in Section 10.1, file or amend any Tax Return relating to any Pre-Closing Tax Period in respect of any of the Group Companies, the Business or the Ad Insertion Business, (ii) engage in any voluntary disclosure or similar process or initiate communications with any Tax authority with respect to Taxes attributable to a Pre-Closing Tax Period in respect of any of the Group Companies, the Business or the Ad Insertion Business, (iii) extend or waive, or cause to be extended or waived, or permit any of the Group Companies to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period in respect of any of the Group Companies, the Business or the Ad Insertion Business, (iv) make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period of Seller or any of the Group Companies or (v) otherwise take any action directly with respect to a Pre-Closing Tax Period that could result in Seller, or any Seller Group member, being liable for any Taxes, including under this Agreement, or to any taxing authority.

Section 10.3     Transfer Taxes. All transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax and other similar Taxes with respect to the Transactions (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. All Tax Returns with respect to Transfer Taxes shall be filed by the party required to file the Tax Return under applicable Law, and Purchaser and Seller, as applicable, shall reimburse the filing party for any Transfer Taxes that are borne by Purchaser or the Seller, respectively, pursuant to this Section 10.3. Purchaser and Seller shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

Section 10.4     Tax Contests.

(a)     After the Closing, Purchaser shall promptly notify Seller, and in any event within fifteen (15) days after receipt by Purchaser, any of the Group Companies or any Affiliate thereof of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment, or redetermination (each, a “Tax Contest”) relating to Taxes in respect of any of the Group Companies, the Business or the Ad Insertion Business for a Pre-Closing Tax Period for which Seller, or any Seller Group member, could be liable under this Agreement or otherwise (“Seller Tax Contest”).

(b)     Seller shall have the right, at its election, to control, at its own expense, any Seller Tax Contest, including any disposition of such Seller Tax Contest; provided, however, that (i) Purchaser shall have the right, at its own expense, directly or through its designated representatives, to participate fully in such Seller Tax Contest, including to review in advance and reasonably comment on submissions made in the course of such Seller Tax Contest and to attend any in-person or telephonic meetings, and (ii) Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by Seller except any settlement that relates only to a Tax liability that is solely the liability of members of the Seller Group and would not be borne by Purchaser or its Affiliates, including the Group Companies (as evidenced by a written confirmation to that effect from Seller); provided, further, that Seller shall not be entitled to control a Seller Tax Contest if an Insurer under the Representation and Warranty Insurance Policy is required to control such Seller Tax Contest pursuant to the Representation and Warranty Insurance Policy (so long as Seller has consented to any provisions of or amendments to such policy that relate to such assumption) (it being understood that Seller has consented to the provisions of the Representation and Warranty Insurance Policy as in effect on the date hereof).

(c)     With respect to all Seller Tax Contests that Seller does not elect to control pursuant to the immediately preceding sentence, Purchaser shall have the sole responsibility for, and shall control, at its own expense, such Seller Tax Contest, including the disposition thereof; provided, however, that (i) Seller shall have the right to participate fully in such Seller Tax Contest at its own expense, including to review in advance and reasonably comment on submissions made in the course of such Seller Tax Contest and to attend any in-person or telephonic meetings, (ii) Purchaser shall diligently pursue such Seller Tax Contest in good faith as if it were the sole party in interest (provided that failure to do so will not give rise to any liability of any Indemnified Person to Seller) and (iii) Seller’s consent (which shall not be unreasonably withheld, conditioned or denied) shall be required for any settlement that could affect the liability of any member of the Seller Group.

(d)     Purchaser shall have the sole right to control any Tax Contest relating to any of the Group Companies, the Business or the Ad Insertion Business that is not a Seller Tax Contest.

(e)     This Section 10.4 shall apply to Tax Contests notwithstanding Section 9.3.

Section 10.5     Tax Dispute Resolution. In the event of any disagreement as to any Tax matter covered in this Agreement (other than Third-Party Claims that are not Tax Contests), Purchaser and Seller shall negotiate in good faith for a period of thirty (30) days to resolve such disagreement. In the event any such disagreement cannot be resolved between Purchaser and Seller, such disagreement shall be resolved by an accounting firm of international reputation (or, in the case of a disagreement regarding the valuation of any item reflected in the Allocation, by a valuation firm) mutually agreeable to, and retained by, Purchaser and Seller (any such firm, the “Tax Arbitrator”), and any such determination by the Tax Arbitrator shall be final, absent fraud, mathematical error or failure to make a determination in accordance with this Agreement. The fees and expenses of the Tax Arbitrator shall be borne by Purchaser and Seller in inverse proportion as they may prevail on the disputed items resolved by the Tax Arbitrator. Such proportional allocations shall be determined by the Tax Arbitrator at the time its determination is rendered on the disputed items. If the Tax Arbitrator does not resolve any differences between Purchaser and Seller with respect to a Tax Return at least five (5) days prior to the due date therefor, such Tax Return shall be filed in a manner consistent with the position of the party responsible for filing such Tax Return pursuant to Section 10.2 and, to the extent necessary and permitted under applicable Law, amended to reflect the Tax Arbitrator’s resolution. This Section 10.5 shall apply to Tax disputes (other than Third-Party Claims that are not Tax Contests) notwithstanding Section 9.3.

Section 10.6     Cooperation. Following the Closing, each of Purchaser, Seller and the Group Companies agrees that it shall cooperate with and make available to the other parties hereto, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing that are necessary or useful in connection with the preparation of any Tax Returns and any Tax Contest, including the computation and verification of any amounts paid or payable under this Article X (including any supporting workpapers, schedules and documents). The party requesting any such books, records, information or employees shall bear all out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees. Following the Closing, Purchaser shall cause the Group Companies to retain all applicable Tax Returns, books and records and workpapers for Pre-Closing Tax Periods for a period of at least seven (7) years following the Closing Date.

Section 10.7     Purchase Price Allocation.

(a)     The Final Closing Aggregate Consideration (plus any assumed liabilities and other items required to be taken into account for such purpose) shall be allocated among the assets of the Group Companies in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder pursuant to a written allocation delivered by Seller to Purchaser within one hundred and twenty (120) days after the Closing Date (the “Allocation”).

(b)     Within sixty (60) days after the Closing Date, Seller shall deliver to Purchaser a draft of the Allocation (the “Draft Allocation”) together with supporting documentation, reasonably acceptable to Purchaser, to allow Purchaser to review and comment on the Draft Allocation. Purchaser shall review the Draft Allocation and provide Seller with comments within forty (40) days after the date that Purchaser received the Draft Allocation. Seller shall consider in good faith all of Purchaser’s comments to the Draft Allocation.

(c)     The Allocation will not be final without the mutual consent of Purchaser and Seller, which shall not be unreasonably conditioned, withheld or delayed by either party (the Allocation as finalized, the “Final Allocation”). If the Allocation is not finalized within one hundred and twenty (120) days after the Closing Date, then Purchaser and Seller shall finalize the Allocation pursuant to the procedures set forth in Section 10.5.

(d)     Subject to the outcome of a Tax Contest or the provisions of Section 10.5, Purchaser, Seller and the Group Companies shall file or cause to be filed all Tax Returns in a manner consistent with the Final Allocation and shall not make any inconsistent statement or adjustment on any Tax Return or during the course of any Tax-related matter, or otherwise take any Tax position inconsistent with the Final Allocation.

(e)     If the Final Closing Aggregate Consideration is adjusted pursuant to this Agreement, the Final Allocation shall be adjusted as appropriate and Purchaser and Seller shall cooperate in good faith in making any such adjustments.

Article XI

Miscellaneous

Section 11.1     Acknowledgement by Purchaser; Release.

(a)     Purchaser acknowledges and agrees that: (i) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business and the Group Companies, (ii) the express representations and warranties of Seller set forth in this Agreement or any of the certificates delivered pursuant to Section 1.3(e), 1.3(g) or 7.2(e) (the “Seller Representations”) constitute the sole and exclusive representations and warranties of Seller in connection with the Transactions, (iii) except for such representations and warranties neither Seller nor any other Person makes, or has made, any other express or implied representation or warranty with respect to Seller, the Group Companies, the Business or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Group Companies or the Business) are specifically disclaimed by Seller, (iv) notwithstanding anything to the contrary contained in this Agreement, with respect to the Ad Insertion Business and the Ad Insertion Business Assets, (A) neither Seller nor any other Person makes, or has made, any express or implied representations or warranties with respect to such Ad Insertion Business or such assets and the Seller Representations shall not extend to such Ad Insertion Business or such assets and any such representations or warranties are specifically disclaimed by Seller, and (B) Purchaser accepts the Ad Insertion Business Assets on an “AS IS, WHERE IS” basis and (v) such disavowal and disclaimer is agreed by Purchaser and Purchaser agrees that it and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the Seller Representations. In connection with Purchaser’s investigation of the Group Companies and the Business, Purchaser has received certain projections and certain business plan information of or relating to the Business. Purchaser acknowledges and agrees that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such projections and forecasts. Without limiting the foregoing provisions of this paragraph, Purchaser hereby acknowledges that, other than Seller Representations, none of Seller or its Subsidiaries or any of their respective current or former Affiliates or Representatives is making any representation or warranty with respect to such projections and other forecasts and plans, including the reasonableness of the assumptions underlying such projections and forecasts, and that Purchaser has not relied on any such projections or other forecasts or plans. Purchaser further agrees that from and after the Closing (1) no member of the Seller Group or any other Person shall have or be subject to any liability to Purchaser, any Group Company or any other Person resulting from the distribution to Purchaser of, or Purchaser’s use of, any such projections or forecasts or any other information, document or material provided to or made available to Purchaser or its Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions and (2) Purchaser has not relied on any such information, document or material; provided that for the avoidance of doubt, the foregoing shall not limit Purchaser’s rights (x) under Article IX, (y) under Section 11.9 or (z) with respect to any claim or remedy for intentional fraud with respect to any of the Seller Representations. Effective upon the Closing, except for any rights (i) against the Purchase Price Adjustment Escrow Account pursuant to and in accordance with Section 2.3, (ii) pursuant to and in accordance with Article IX, (iii) pursuant to Section 11.9, (iv) with respect to any covenants or agreements contained in this Agreement that by their terms contemplate performance following the Closing or (v) pursuant to any Ancillary Document, Purchaser waives, on its own behalf and on behalf of its Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Seller, its Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of the Group Companies, the Business or the Ad Insertion Business or relating to the subject matter of this Agreement, the Disclosure Letter or the Transactions, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise; provided that the foregoing shall not prejudice or limit any claim or remedy for intentional fraud with respect to the Seller Representations. Seller shall have the right to enforce this Section 11.1(a) on behalf of any Person that would be benefitted or protected by this Section 11.1(a) if they were a party hereto. Notwithstanding the foregoing or anything herein to the contrary, with respect to the obligations of Seller set forth in Section 6.11, (i) such obligations shall not be used as a basis for any claim of any breach by the Seller, (ii) any breach of such obligations shall not be deemed a breach of this Agreement or the obligations hereunder for any purpose hereunder (including that any such breach shall not be deemed a breach for purposes of satisfaction of the conditions in Article VII) and (iii) the Indemnified Persons shall have no indemnification rights (and Seller shall have no liability) in connection with such obligations.

(b)     Effective upon the Closing, Seller waives, on its own behalf and on behalf of its Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have, whether now known or unknown, against the Group Companies and any of their respective current or former Affiliates or Representatives relating to or arising by virtue of the operation of the Group Companies, the Business or the Ad Insertion Business on or before the Closing Date, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise; provided that such release shall not be deemed to include any right of Seller arising out of or otherwise contained in this Agreement, the other agreements contemplated hereby, the transactions contemplated hereby or thereby, or the payment of compensation earned prior to the Closing.

Section 11.2     Fees and Expenses. Except as otherwise expressly provided herein, whether or not the Specified Transactions or the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses; provided that (i) Seller shall be responsible for and shall pay all fees and expenses incurred in connection with the Specified Transactions (excluding any attorney fees of Purchaser), (ii) Purchaser shall be responsible for and shall pay all incremental fees and expenses incurred in connection with the preparation of the audited financial statements described in Section 6.1(e)(ii)(B) and (iii) with respect to any Shared Expenses, in the event that the Transactions are not consummated, to the extent any party actually pays any such fees and expenses in excess of the share thereof that such party would have been required to bear if the Transactions had been consummated, such party shall be entitled to reimbursement from the other party.

Section 11.3     Amendment or Supplement. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, that the provisions set forth in this Section 11.3 and Sections 11.7, 11.8(d), 11.10 and 11.18 to the extent such Sections affect the rights and obligations of the Debt Financing Sources, in each case may not be amended or supplemented in a manner that is adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 11.4     Waiver. At any time prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, any party may (on its own behalf only), subject to applicable Law (to the extent such party is the beneficiary of the applicable representation, warranty, obligation, act, agreement or condition which is set forth in the following clauses (a), (b) or (c)), (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 11.5     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.5 shall be null and void.

Section 11.6     Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 11.7     Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Disclosure Letter and the exhibits hereto, together with the other instruments referred to herein, including the Escrow Agreement and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Non-Recourse Parties under Section 11.15, (ii) the rights of Retained Counsel under Section 11.16, (iii) the rights of Seller and its Affiliates or Representatives under Section 11.1(a), (iv) the rights of Purchaser and its Affiliates or Representatives under Section 11.1(b), (v) the rights of Debt Financing Sources under Section 11.3, this Section 11.7, Section 11.8(d), Section 11.10 and Section 11.18, (vi) the rights of the Indemnitees under Section 6.8, (vii) the rights of Indemnified Persons under Article IX and (viii) as otherwise expressly provided herein, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 11.8     Governing Law; Jurisdiction.

(a)     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)     Each of the parties hereto hereby agrees that, other than in connection with any post-Closing adjustments to the Closing Aggregate Consideration (which shall be addressed in accordance with the procedures set forth in Article II) (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)     Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 11.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article XI. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

(d)     Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (i) it will not bring or support any action, suit, claim or proceeding, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or tort or otherwise against the Debt Financing Sources arising out of or relating to this Agreement, including any dispute arising out of relating in any way to the Debt Financing, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, (ii) all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, shall be exclusively governed by, and constructed in accordance with, the internal Laws of the State of New York, and (iii) the provisions of Section 11.10 relating to the waiver of jury trial shall apply to any such suit or proceedings.

Section 11.9     Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Purchaser or Seller shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.

Section 11.10     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING ANY PROCEEDING ARISING OUT OF, UNDER OR IN CONNECTION WITH THE DEBT FINANCING.

Section 11.11     Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

If to Purchaser, to:

Cable One, Inc.

210 E. Earll Drive

Phoenix, Arizona 85012

Attention:   General Counsel

Email:        [Redacted]

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention:  Joseph D. Zavaglia, Esq.

    Jenny Hochenberg, Esq.

Email:        jzavaglia@cravath.com

    jhochenberg@cravath.com

If to Seller, to:

Fidelity Communications Co.

229 Bud Street

Sullivan, Missouri 63080

Attention:   Michael Davis

Email:         [Redacted]

with a copy (which shall not constitute notice) to:

Greensfelder, Hemker & Gale, P.C.

10 South Broadway

Suite 2000

St. Louis, Missouri 63102

Attention:   Phillip R. Stanton

Email:        prs@greensfelder.com

Section 11.12     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 11.13     Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Accounting Principles” shall have the meaning set forth in Section 2.2(a).

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Business or any Group Company, any acquisition of a material portion of the assets of the Business or the Group Companies, taken as a whole, or capital stock of or other equity interests in any Group Company, other than the Transactions.

“Active Customers” means a unique individual or business Subscriber at a certain address who is currently receiving and paying for (or is required to pay for) the applicable service from a System, as determined in accordance with the Business’s historical practice. For the avoidance of doubt, (i) if an individual or business Subscriber has multiple addresses at which such Subscriber is an Active Customer or has multiple towers at which such Subscriber subscribes to High Speed Internet Services, such individual or business shall count as multiple “Active Customers” (as a separate and additional Active Customer at each such address) and (ii) if an individual or business Subscriber subscribes for multiple services, such individual or business Subscriber shall count as multiple “Active Customers.”

“Ad Insertion Business” means the cable television advertisement insertion business as conducted by Fidelity Broadcasting, Inc., as of the date hereof.

“Ad Insertion Business Assets” means the assets of the Seller Group, including Contracts, primarily related to or primarily used in the Ad Insertion Business (it being understood that (i) promptly following the date of this Agreement, and in any event sixty (60) days of the date of this Agreement, Seller shall provide Purchaser a schedule of such assets and (ii) the inclusion of any assets as Ad Insertion Business Assets shall be subject to Purchaser’s consent).

“Ad Insertion Business Liabilities” means the liabilities and obligations that arise exclusively out of the Ad Insertion Business Assets in respect of any period from and after the Closing (it being understood that no liabilities or obligations to the extent arising out of the ownership of the Ad Insertion Business Assets or the operation or conduct of the Ad Insertion Business, in each case prior to the Closing, shall constitute Ad Insertion Business Liabilities).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For purposes of this Agreement, each of John Colbert, Michael Davis, Katherine Ruwwe, and Andrew Davis shall be considered an Affiliate of Seller.

“Agreement” shall have the meaning set forth in the preamble.

“Allocation” shall have the meaning set forth in Section 10.7(a).

“Ancillary Documents” means (i) the Escrow Agreement and (ii) any other agreements, documents, certificates and instruments executed and delivered in connection with this Agreement or the Transactions.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Plan” means any Company Plan or any portion thereof (i) that is contributed to, maintained or sponsored by any of the Group Companies or (ii) the assets or liabilities of which Purchaser has explicitly agreed to assume pursuant to this Agreement.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.2(a).

“Base Consideration” means Five Hundred Seventeen Million Dollars ($517,000,000); provided that if the FidelityLink Acquisition is consummated at or prior to the Closing in accordance with Section 6.21, such amount shall be increased to Five Hundred Twenty Five Million Eight Hundred Fifty Five Thousand Dollars ($525,855,000).

“Basic Services” means the lowest tier of cable television programming sold to Subscribers of the Systems as a package (i.e. the tier to which all Subscribers are required to subscribe), including broadcast and satellite service programming for which a Subscriber pays a fixed monthly fee, but not including Pay TV, Expanded Basic Services, any new product tier, Wireless Internet Services, High Speed Internet Services or Voice Services.

“Basic Subscribers” means, as of any date and for each System, all Active Customers of Basic Services of such System who are individually billed for Basic Services.

“Business” shall have the meaning set forth in the recitals.

“Business Day” means a day, other than Saturday and Sunday, on which the Federal Reserve Bank in New York City, New York is open.

“Business Employee” means each employee of Seller and its Subsidiaries who is primarily dedicated to the Business and any individual set forth on Section 11.13 of the Disclosure Letter under the caption “Business Employees” shall also be a “Business Employee”; provided that any individual set forth on Section 11.13 of the Disclosure Letter under the caption “Excluded Employees” shall not be a “Business Employee”.

“Business Employee Schedule” shall have the meaning in Section 4.8(e).

“Cash” means unrestricted cash and cash equivalents, net of uncleared checks outstanding and (except to the extent obligations are drawn) cash deposited with third parties to secure surety bonds, performance bonds, letters of credit or similar obligations.

“Cash Amount” means, with respect to the Group Companies, as of the Reference Time, all Cash of the Group Companies at such time. In no event shall the “Cash Amount” be reduced by (or “Transaction Expenses,” the “Indebtedness Amount” or the “Net Working Capital Amount” be deemed to include) any Excluded Amounts.

“Change in Control Payments” means the aggregate amount of all sale related bonuses (Transaction Bonuses), employment or service by an individual related change of control, termination, severance or other similar payments that are payable by any Group Company to any Person as a result of or in connection with the Transactions (alone or in combination with any other event), together with any employer-paid portion of any employment and payroll Taxes (including social security or similar contributions) related thereto, in each case, that remain unpaid as of the Closing and, other than in the case of Transaction Bonuses (which shall in all events constitute Change in Control Payments), only if triggered without the requirement of any further action by Purchaser or its Affiliates (including the Group Companies) on or following the Closing.

“Claim Notice” shall have the meaning set forth in Section 9.3(a).

“Clayton Act” means the Clayton Act of 1914, as amended.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Aggregate Consideration” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Statement” shall have the meaning set forth in Section 2.1(a).

“COBRA” shall have the meaning set forth in Section 6.10(m).

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, 47 U.S.C. 151 et seq., including amendments by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, and as may be further amended, and the rules and regulations and published decisions and policies of the FCC thereunder, as in effect from time to time.

“Communications Laws” means (a) the Communications Act and all rules, regulations and published policies of the FCC; (b) state communications statutes and Laws, and all rules, regulations and published policies of a State PUC; and (c) local communications statutes and Laws, and all rules, regulations and published policies of a local municipality or local franchising authority.

“Companies” shall have the meaning set forth in the preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.10(d).

“Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the Business.

“Company Permits” shall have the meaning set forth in Section 4.6(a).

“Company Plans” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other employee benefit plan, program, agreement or arrangement, including equity or equity-based plan, bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, severance compensation plan or employment, retention or change in control agreement, for the benefit of one or more current or former Business Employees or any of their respective dependents or any current or former consultant or independent contractor providing services to any Group Company, that Seller or any of its Subsidiaries or ERISA Affiliates sponsors, maintains or contributes to, or with respect to which Seller or any of its Subsidiaries or ERISA Affiliates has any liability.

“Company Subsidiary” means a Subsidiary of any Company.

“Confidentiality Agreement” means the confidentiality letter agreement, dated June 28, 2017, between Purchaser and Seller.

“Continuing Employee” shall have the meaning set forth in Section 6.10(b).

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement.

“Control Affiliate” means, with respect to Seller, an Affiliate other than John Colbert, Michael Davis, Katherine Ruwwe, and Andrew Davis.

“Converting Group Companies” shall have the meaning set forth in Section 6.20(a).

“Customer Data” means non-public data collected from, and stored and processed by the Business pertaining to, the customers of the Business.

“D&O Claim” shall have the meaning set forth in Section 6.8(a).

“Damage Estimate” shall have the meaning set forth in Section 9.3(a).

“Damages” shall have the meaning set forth in Section 9.2.

“Debt Financing” means any debt financing Purchaser may utilize in connection with the Transactions.

“Debt Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing.

“Digital Services” means an optional tier of digital video services offered by the Systems to their customers.

“Disclosure Letter” shall have the meaning set forth in the preamble to Article III.

“Disqualified Individual” means any Business Employee who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to Seller.

“Draft Allocation” shall have the meaning set forth in Section 10.7(b).

“EBUs” (or Equivalent Basic Units) means, as of any date and for each System, the sum of (a) the number derived by dividing (i) the total monthly billings for sales of Basic Services by the System during the most recent month ended prior to the date of calculation to commercial bulk billed Active Customers of the System that take Basic Services but do not take Expanded Basic Services and other Active Customer accounts not billed by individual units, whether on a discounted or undiscounted basis (but excluding billings in excess of a single month’s charges for any account) that take Basic Services but do not take Expanded Basic Services, by (ii) the standard monthly rate (without discount of any kind) charged by the System to single family households for Basic Services sold by the System then in effect; plus (b) the number derived by dividing (i) the total monthly billings for sales of Basic Services plus Expanded Basic Services by the System during the most recent month ended prior to the date of calculation to commercial bulk billed Active Customers that take Expanded Basic Services and other Active Customer accounts not billed by individual units, whether on a discounted or undiscounted basis (but excluding billings in excess of a single month’s charges for any account) that take Expanded Basic Services, by (ii) the standard monthly rate (without discount of any kind) charged by the System to single family households for Basic Services plus Expanded Basic Services sold by the System then in effect. For purposes of the foregoing, excluded are that portion of the billings to each bulk billed account representing a broadcast surcharge, an installation or other non-recurring charge, a charge for equipment or for any additional outlet, a charge for any tiered service (whether or not included within Pay TV), Digital Services, or a pass-through charge for sales Taxes, line-itemized franchise fees and similar charges.

“Employment Matters” shall have the meaning set forth in Section 4.13.

“Environmental Laws” means all applicable Laws relating to pollution or to the protection of the environment, human health and safety (as it relates to exposure to hazardous or toxic materials) or endangered or threatened species or biota, including Laws relating to exposure to, or Releases or threatened Releases of, Hazardous Materials and including Laws relating to environmental reporting and disclosure, such as the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that is under common control with Seller or any Group Company within the meaning of Section 414(b) or (c) of the Code, and solely with respect to Section 412 of the Code or 302 of ERISA, under Section 414(m) or (o) of the Code.

“Escrow Agent” means an internationally recognized financial institution agreed upon in writing by Seller and Purchaser

“Escrow Agreement” shall have the meaning set forth in Section 1.3(b).

“Estimated Cash Amount” shall have the meaning set forth in Section 2.1(a)(i).

“Estimated Indebtedness Amount” shall have the meaning set forth in Section 2.1(a)(i).

“Estimated Net Working Capital Amount” shall have the meaning set forth in Section 2.1(a)(i).

“Estimated Transaction Expenses” shall have the meaning set forth in Section 2.1(a)(i).

“Excluded Amounts” shall have the meaning set forth in the definition of “Transaction Expenses”.

“Excluded Assets” means (a) the assets owned by Fidelity Communication International, Inc. that are specifically set forth under item 7 of Section 6.14(a) of the Disclosure Letter, (b) any assets set forth on Section 6.14(b)(iii) of the Disclosure Letter and (c) any Specified Contracts that constitute Excluded Assets pursuant to Section 6.14(c).

“Excluded Employee Liabilities” shall have the meaning set forth in Section 6.10(f).

“Expanded Basic Service” means an optional tier of video services offered by a System to its customers other than Basic Services, but not including a la carte tiers, Pay TV, Wireless Internet Service, High Speed Internet Services and Voice Services.

“Excluded Liabilities” means (a) any liabilities and obligations that arise out of the Ad Insertion Business Assets and do not constitute Ad Insertion Business Liabilities and (b) any Excluded Employee Liabilities.

“FAA” means the Federal Aviation Administration.

“FCC” means the Federal Communications Commission.

“FCC Approvals” means all consents, approvals, filings, notices or waivers required to be obtained from or filed with the FCC with respect to the Transactions.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended.

“FidelityLink” means FidelityLink, LLC, a Missouri limited liability company.

“FidelityLink Acquisition” shall have the meaning set forth in Section 6.21.

“FidelityLink Acquisition Agreement” shall have the meaning set forth in Section 6.21.

“FidelityLink Financial Information” shall have the meaning set forth in Section 4.3(a).

“Final Allocation” shall have the meaning set forth in Section 10.7(c).

“Final Closing Aggregate Consideration” shall have the meaning set forth in Section 2.1(c).

“Financial Statements” shall have the meaning set forth in Section 4.3(a).

“Franchise” means each franchise, and any renewal thereof, including the franchise agreements, operating permits and similar governing agreements, instruments, approvals, authorizations, acknowledgements and similar rights, granted by a Governmental Authority authorizing the construction, installation, upgrade, maintenance and operation of any part of the Systems.

“GAAP” means generally accepted accounting principles in the United States.

“GM Financial Statements” shall have the meaning set forth in Section 4.3(a).

“Governmental Authority” means any federal, state or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, authority or other governmental instrumentality.

“Group Company Charter Documents” means the charter or organizational or similar documents of each of the Companies.

“Group Companies” shall have the meaning set forth in the recitals.

“Hazardous Materials” means any material or substance defined or regulated as a hazardous substance, hazardous waste, hazardous material, toxic substance, pollutant, contaminant or similar term or characteristic, or that otherwise could result in liability , under any Environmental Laws, including asbestos, petroleum or petroleum derivatives, heavy metals and polychlorinated biphenyls.

“High Speed Internet Services” means Internet access and backbone connectivity services offered by the Systems to their customers through a cable modem, cable modem termination system, cell tower backhaul or fiber optic point to point traffic, including residential and commercial high speed internet, fiber, WAN services and similar services.

“Homes Passed” means each residential home or dwelling unit, including each residential single-family home and individual dwelling unit within a multi-family complex, that can be connected to a System, such that such home or unit could subscribe to Basic Services, High Speed Internet Services or Voice Services through the addition of a drop cable of 500 feet or less (if necessary), without the need of otherwise further extending the distribution plant.

“HSI Subscribers” means, as of any date and for each System, all Active Customers of High Speed Internet Services of such System.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means all buildings, structures, towers, fixtures, facilities, building systems and equipment and related wires and anchors that form or are part of the Owned Real Property or Leased Real Property.

“Inactive Business Employee” shall have the meaning set forth in Section 6.10(f).

Indebtedness” means, without duplication, (i) any indebtedness for borrowed money (including the issuance of any debt security), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any obligations for the deferred purchase price of properties or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business) and any obligations of a Person under any conditional sale or other title retention agreements, (iv) any capital lease obligations, which for the avoidance of doubt shall be as determined in accordance with GAAP, (v) any deferred compensation obligations, unfunded pension liabilities and severance pay and separation benefits relating to terminations prior to the Closing that have not yet been fully paid as of the Closing and any employer-paid portion of any employment and payroll Taxes with respect to any of the foregoing, (vi) any obligations under any interest rate or currency swaps, caps or other derivatives or hedging arrangements, to the extent payable if terminated, (vii) any obligations requiring the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar instrument, in each case that has been drawn or claimed against, (viii) guarantees by such Person of the obligations of any other Person of the type referred to in clauses (i) through (vii) above and any obligations of any other Person of the type referred to in clauses (i) through (vii) above secured by any Lien on any property or assets owned by such Person, whether or not such obligations secured by such Lien have been assumed by such Person, and (xi) all accrued interest, accrued fees and expenses, guarantees, prepayment premiums or penalties and breakage costs related to any of the foregoing; provided that Indebtedness shall not include obligations in respect of letters of credit, surety bonds or performance bonds to the extent not drawn upon, and shall also not include customer deposit obligations or customer reimbursement obligations credited against accounts receivable.

“Indebtedness Amount” means, without duplication, the Indebtedness of the Group Companies on a consolidated basis as of the Reference Time; provided that, without limiting other liabilities that are not to be included therein, in no event shall (i) any liabilities related to intercompany debt between two or more Group Companies or (ii) any liability or obligation that is included in the Net Working Capital Amount be considered Indebtedness of the Group Companies. In no event shall “Indebtedness Amount,” “Transaction Expenses” or the “Net Working Capital Amount” be deemed to include (or the “Cash Amount” reduced by) any Excluded Amounts.

“Indemnified Persons” means a Purchaser Indemnified Person or a Seller Indemnified Person, as applicable.

“Indemnified Taxes” means (i) any Taxes in respect of any of the Group Companies, the Business or the Ad Insertion Business (including any of the assets transferred pursuant to the Specified Transactions) attributable to (a) a Pre-Closing Tax Period or (b) any transaction occurring on the Closing Date prior to the Closing, (ii) any Taxes in respect of any breach of any covenant or agreement of Seller or, prior to the Closing, any Group Company contained in this Agreement, (iii) any Taxes of any Person (other than the Group Companies) for which any of the Group Companies is liable under a Contract entered into in a Pre-Closing Tax Period (or on the Closing Date prior to the Closing) or by operation of Law as a result of circumstances existing in a Pre-Closing Tax Period (or on the Closing Date prior to the Closing) (including, for the avoidance of doubt, liability under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law)), (iv) any Taxes (including Taxes in respect of the inability to claim a Tax deduction) attributable to or resulting from any Group Company being treated as a corporation for Tax purposes immediately prior to the Closing and (v) any Transfer Taxes for which Seller is liable under Section 10.3.

“Indemnifying Party” means (i) with respect to indemnification in favor of the Purchaser Indemnified Persons, Seller and (ii) with respect to indemnification in favor of the Seller Indemnified Persons, Purchaser.

“Indemnitee(s)” shall have the meaning set forth in Section 6.8(a).

“Insurance Policies” shall have the meaning set forth in Section 4.14.

“Insurer” means Gemini Insurance Company, in its capacity as the insurer under the Representation and Warranty Insurance Policy.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions thereof), patent disclosures, inventions, invention disclosures or discoveries (whether or not patentable or reduced to practice) and all applications and registrations therefor, (ii) trademarks, trade names, service marks, logos, corporate names, trade dress, brand names, slogans, designs, or other indicia of origin, and all applications, registrations, and renewals therefor, together with all goodwill associated with any of the foregoing (collectively, “Trademarks”), (iii) works of authorship (whether copyrightable or not), registered and material unregistered copyrights, including copyrights in Software, mask works and databases, and all applications and registrations therefor and renewals extensions, restorations and reversions thereof, (iv) intellectual property or proprietary rights in Software, (v) internet domain names and applications and registrations therefor and (vi) trade secrets, know-how and other proprietary information.

“Invoices” shall have the meaning set forth in Section 6.3(b).

“IRS” means the United States Internal Revenue Service.

“IT System” means the communications networks, data centers, computers, software, hardware, databases, computer equipment, workstations and all other information technology, owned, licensed or used by the Business.

“Knowledge” means (i) with respect to Seller and any matter in question, the actual knowledge of such matter that the individuals listed in Section 11.13 of the Disclosure Letter under the caption “Knowledge of Seller” have after due inquiry of the individuals who as of the date hereof are officers or employees of the Seller and its Subsidiaries (including the Group Companies) and who have primary responsibility for the matter in question; provided, however, that any inclusion of “Jason Ross” or “Chief Legal Officer” on Section 11.13 of the Disclosure Letter is not intended to constitute a waiver of any attorney-client privilege, conflict of interest or confidentiality obligation to which such Person is bound and (ii) with respect to Purchaser and any matter in question, the actual knowledge of such matter that the individuals listed in Section 11.13 of the Disclosure Letter under the caption “Knowledge of Purchaser” have after due inquiry of the individuals who as of the date hereof are officers or employees of Purchaser and its Subsidiaries and who have primary responsibility for the matter in question.

“Latest FidelityLink Trial Balances” shall have the meaning set forth in Section 4.3(a).

“Latest GM Balance Sheet” shall have the meaning set forth in Section 4.3(a).

“Laws” shall have the meaning set forth in Section 4.6(a).

“Lease Agreement” shall have the meaning set forth in Section 6.14(e).

“Leased Real Property” shall have the meaning set forth in Section 4.11(b).

“LFA Approvals” means all consents, approvals or waivers required to be obtained from any State or local franchising authority with respect to the Transactions.

“License” means any license, permit or other authorization (other than a Franchise) issued by any Governmental Authority, including the FCC or a State PUC, used in the operation of the Business and the Systems, including TV translator station licenses and microwave licenses, cable television relay services and television receive only earth station registrations, including all amendments thereto and renewals or modifications thereof.

“License Agreement” shall have the meaning set forth in Section 4.12(a)(vii).

“Liens” means any pledge, hypothecation, lien, charge, encumbrance, deed of trust, deed to secure debt, mortgage, easement, encroachment and security interest of any kind or nature whatsoever in or on any asset, property or property interest.

“LLC Conversions” shall have the meaning set forth in Section 6.20(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, alone or in combination, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, properties or results of operations of the Group Companies, taken as a whole, or the Business or (b) reasonably be expected to prevent the consummation by the Group Companies, taken as a whole, or Seller of the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development to the extent attributable to (i) the announcement or pendency of the Transactions, including any employee attrition and any impact on revenues or relationships with suppliers, customers or any other Persons having business dealings with the Business to the extent resulting therefrom; (ii) conditions affecting the industry in which the Business operates, general political conditions, the economy as a whole or the financial and capital markets in general (including currency fluctuations and interest rates) or the markets in which Business operates; (iii) the taking of any action required by this Agreement; (iv) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof; (v) any change in GAAP or other accounting requirements or principles or the interpretation thereof; (vi) the failure of the Business to meet or achieve the results set forth in any projection or forecast (provided that this clause (vi) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; (viii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority or (ix) any potential or actual break-up of an existing political or economic union of or within a country or countries; provided that, in the case of clauses (ii), (iv), (v), (vii), (viii) and (ix) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Business as compared to other Persons or businesses that operate in the industry in which the Business operates, then the disproportionate effect of such change, effect, event, occurrence, state of facts or development shall be taken into account in determining whether a Material Adverse Effect has or shall occur.

“Material Contracts” shall have the meaning set forth in Section 4.12(c).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Net Working Capital Amount” means (i) current assets (including current tax assets and excluding current assets constituting cash and cash equivalents and deferred tax assets) of the Group Companies as of the Reference Time, minus (ii) current liabilities (including deferred revenue (whether current or long-term), customer deposits, customer reimbursement obligations credited against accounts receivable, and current tax liabilities and excluding current liabilities constituting Indebtedness, deferred tax liabilities, Shared Expenses and other Transaction Expenses and obligations in respect of uncleared checks outstanding) of the Group Companies as of the Reference Time, in each case of the immediately preceding clauses (i) and (ii) and subject to the exclusions, inclusions and adjustments set forth on Section 11.13 of the Disclosure Letter. Section 11.13 of the Disclosure Letter sets forth an illustrative calculation of the Net Working Capital Amount for each month end beginning December 31, 2017 and ending February 28, 2019. Such calculation is included for reference purposes only, and Seller does not make any representation or warranty, and will not incur any liability, in respect thereof. In no event shall the “Net Working Capital Amount,” “Transaction Expenses,” or “Indebtedness Amount” be deemed to include (or the “Cash Amount” reduced by) any Excluded Amounts. “Net Working Capital Amount” shall exclude all assets, liabilities and obligations of the Ad Insertion Business. Any amounts that are explicitly included in the definition of “Indebtedness” (including any accruals for severance pay and separation benefits relating to terminations prior to the Closing that have not yet been fully paid as of the Closing) shall be excluded from the calculation of the Net Working Capital Amount. In the event of any conflict between GAAP and the exclusions, inclusions and adjustments set forth on Section 11.13 of the Disclosure Letter, Section 11.13 of the Disclosure Letter will control.

“Non-Recourse Party” means, with respect to a party to this Agreement, any of such party’s former, current and future direct or indirect equity holders, controlling Persons, directors, officers, employees, legal counsel, financial advisors, agents, Representatives, Affiliates, shareholders, members, managers, general or limited partners (or any former, current or future equity holder, controlling Person, director, officer, employee, legal counsel, financial advisors, agent, representative, Affiliate, member, manager, general or limited partner of any of the foregoing); provided that, for the avoidance of doubt, a party to this Agreement shall not be a Non-Recourse Party.

“Objections Statement” shall have the meaning set forth in Section 2.2(b).

“Off-the-shelf Software” means software licensed under click-wrap, shrink-wrap or off-the-shelf software licenses for commercially available software.

“Open Source Code” means any software code, or data library that is licensed as freeware, shareware, open source software or similar licensing models and that (i) requires the licensing or distribution of source code to licensees, at no additional charge, (ii) prohibits or limits the receipt of consideration in connection with sublicensing or distributing any software or (iii) requires (or could or does condition the use or distribution of such software on) the granting of a license under the patent rights of a Group Company or any of its Affiliates. For the avoidance of doubt, Open Source Code includes software licensed or distributed under any of the following licenses or distribution model terms: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the BSD License, and the Apache License.

“Other Regulatory Approvals” shall have the meaning set forth in Section 6.4(b).

“Outside Date” shall have the meaning set forth in Section 8.1(b)(i).

“Owned IP” shall have the meaning set forth in Section 4.10(b).

“Owned Real Property” shall have the meaning set forth in Section 4.11(a).

“Owned Real Property Leases” shall have the meaning set forth in Section 4.11(a).

“Pay TV” means, for each System, premium programming services selected by and sold to Subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Services or Expanded Basic Services.

“Payoff Debt” shall have the meaning set forth in Section 6.3(a).

“Payoff Letters” shall have the meaning set forth in Section 6.3(a).

“Permitted Liens” means (i) statutory Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP; (ii) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s, landlords’ and other similar statutory Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities; (iv) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters of public record affecting title to any Real Property that do not materially impair the occupancy or use of such Real Property for the purposes for which it is currently used in connection with the Business; (v) Liens that, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Real Property and (B) do not materially and adversely impact the current or contemplated use, utility or value of the applicable Real Property or otherwise materially and adversely impair the Business; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) solely with respect to personal property, purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) the terms and conditions of Real Property Leases to third party tenants disclosed in Section 4.11(a) or Section 4.11(b) of the Disclosure Letter; (ix) the terms and conditions of Real Property Leases to which a Group Company is a tenant or occupant disclosed in Section 4.11(b) of the Disclosure Letter; (x) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (xi) Liens set forth on Section 11.13 of the Disclosure Letter; and (xii) non-exclusive licenses of Intellectual Property in the ordinary course of business and consistent with past practice.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

“Personal Data” means all data of the Business relating to one or more individuals that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual).

“Pre-Closing Tax Period” means a taxable period ending prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending prior to the Closing Date.

“Preliminary Statement” shall have the meaning set forth in Section 2.2(a).

“Prior Plan” shall have the meaning set forth in Section 6.10(c).

“Programming Termination Time” means (i) if the Closing Date is the first Business Day of a calendar month, 12:00 midnight, local time, on the last day of the previous calendar month (i.e., one minute after 11:59 p.m. on such last day) or (ii) otherwise, 12:00 midnight, local time, on the Closing Date (i.e., one minute after 11:59 p.m. on the Closing Date).

“PUC Approvals” means all consents, approvals, filings, notices or waivers required to be obtained from or filed with any State PUC with respect to the Transactions.

“Purchase Price Adjustment Escrow Account” shall have the meaning set forth in Section 1.3(b).

“Purchase Price Adjustment Escrow Amount” shall have the meaning set forth in Section 1.3(b).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser 401(k) Plan” shall have the meaning set forth in Section 6.10(d).

“Purchaser Indemnified Persons” shall have the meaning set forth in Section 9.2(a).

“Purchaser Material Adverse Effect” means any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent the consummation by Purchaser of the Transactions.

“Real Property” means, collectively, the Owned Real Property, the Leased Real Property, the Real Property Interests, the Improvements and the Tower Interests.

“Real Property Interests” shall have the meaning set forth in Section 4.11(c).

“Real Property Leases” means any leases, licenses, occupancy agreements or other similar arrangements pursuant to which any Group Company is granted the right to use and occupy any real property.

“Reference Time” means 12:01 a.m. Eastern time on the Closing Date.

“Registered IP” shall have the meaning set forth in Section 4.10(a).

“Release” means any spill, emission, leaking, dumping, injection, pouring, disposal, discharge or leaching into the environment.

“Replacement Contract” shall have the meaning set forth in Section 6.14(c).

“Replacement Fee” shall have the meaning set forth in Section 6.14(c).

“Representation and Warranty Insurance Policy” means the Buyer-Side Representations & Warranties Insurance Policy to be issued by the Insurer to Purchaser (as may be amended, modified or supplemented from time to time in accordance with Section 9.8) pursuant to the Binder for Buyer-Side Representations and Warranties Coverage, dated as of the date hereof, between the Insurer and Purchaser, in the form attached hereto as Exhibit A.

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (in each case solely to the extent acting in such capacity on behalf of such Person) retained by such Person or any of its controlled Affiliates, together with directors, managers, officers and employees of such Person and its Subsidiaries. In the case of Purchaser, the Purchaser’s Representatives shall not be deemed to include Purchaser’s insurers and underwriters in respect of the Representation and Warranty Insurance Policy except for purposes of Section 6.6(a).

“Restraints” shall have the meaning set forth in Section 7.1(c).

“Restricted Period” shall have the meaning set forth in Section 6.18(a).

“Restricted Person” shall have the meaning set forth in Section 6.18(a).

“Retained Counsel” shall have the meaning set forth in Section 11.16.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in Section 4.2.

“Seller” shall have the meaning set forth in the preamble.

“Seller Business” means the business and operations of Seller and its Affiliates other than the Business and the Ad Insertion Business; provided that for purposes of this Agreement the Seller Business shall be deemed to include the business and operations of each of MNA Holdings, LLC, Bluebird Networks, LLC, DAAL, LLC, RasorNET, Inc., Ronin Technology Advisors, LLC, Fidelity Broadcasting, Inc. (other than the Ad Insertion Business), Cellutel, Inc., Missouri RSA 11/12 Limited Partnership, Missouri RSA 11/12 Tower Holdings LLC, Fidelity Wireless, Inc. and OpenVault, LLC.

“Seller Financial Statements” shall have the meaning set forth in Section 4.3(a).

“Seller Group” means Seller and its Affiliates, other than the Group Companies.

“Seller Indemnified Persons” shall have the meaning set forth in Section 9.2(b).

“Seller Portion of Shared Expenses” means 50% of the Shared Expenses.

“Seller Representations” shall have the meaning set forth in Section 11.1(a).

“Seller Tax Contest” shall have the meaning set forth in Section 10.4(a).

“Service Areas” means the locations identified on Annex II.

“Shared Expenses” means (i) all fees and expenses of the Escrow Agent in connection with the Escrow Agreement, (ii) all filing fees under the HSR Act and any other Antitrust Laws or other applicable Laws in connection with the Transactions, (iii) all administrative, transfer, filing, processing and other fees imposed by a Governmental Authority as a condition to processing or giving any consent or LFA Approval to transfer a License or Franchise or otherwise in connection with the Transactions, (iv) the initial premium and underwriting fee payable for the Representation and Warranty Insurance Policy and (v) all fees and expenses in connection with the LLC Conversions (excluding legal fees). At least five (5) Business Days prior to Closing, Purchaser shall deliver to Seller, and Seller shall deliver to Purchaser, any information in its possession relating to the foregoing expenses in reasonable detail (including amounts paid, amounts owed and instructions for payments) which may be relevant to the preparation of the Closing Statement.

“Shareholder Approval” shall have the meaning set forth in Section 1.3(g).

“Shares” shall have the meaning set forth in the recitals.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.

“Shortfall Amount” shall have the meaning set forth in Section 2.3(a).

“Software” means all computer software and programs, including application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media.

“Specified Contracts” shall have the meaning set forth in Section 6.14(c).

“Specified Transaction Expenses” shall have the meaning set forth in the definition of “Transaction Expenses”.

“Specified Transactions” means Seller’s direct or indirect transfer, assignment and conveyance to Purchaser, any Subsidiary of Purchaser or a Group Company (in each case, as may be designated by Purchaser in consultation with Seller to minimize the need for third party consents), at or prior to Closing, of all right, title and interest in, to and under (a) all assets (including Contracts and personal easements) owned or held by the Seller Group that are primarily related to the Business, including those actions set forth on Section 6.14(a) of the Disclosure Letter, and (b) the Ad Insertion Business Assets; provided that any transfer, assignment or conveyance to Purchaser or any Subsidiary of Purchaser shall be effective only upon and contingent on the consummation of the Closing. Seller’s transfer, assignment and conveyance of any Contract pursuant to the Specified Transactions shall be in substantially the form attached hereto as Exhibit B (with such changes as may be mutually agreed by the parties acting reasonably).

“State PUC” means any state public utility commission or similar state governmental authority with authority to regulate the provision of communications services.

“Straddle Period” means any taxable period that includes, but does not end on, the date that is one day before the Closing Date. In the case of any Taxes that are imposed on or with respect to income, gains, receipts, payroll sales or payments and are payable for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the date that is one day before the Closing Date, and in the case of any other Taxes for a Straddle Period, the portion of such Taxes related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the date that is one day before the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Subscribers” means any subscriber of a System billed for Basic Services, Expanded Basic Services, any new product tier, High Speed Internet Services, Pay TV, Voice Services or other similar services.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Successor Plan” shall have the meaning set forth in Section 6.10(c).

“System” shall have the meaning set forth in the recitals.

“Target Net Working Capital Amount” means $903,000; provided that if the FidelityLink Acquisition is consummated at or prior to the Closing in accordance with Section 6.21, such amount shall be $704,000.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, in each case in the nature of a tax, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, escheat or unclaimed property, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and other charges of any kind whatsoever in the nature of a tax, and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing.

“Tax Arbitrator” shall have the meaning set forth in Section 10.5.

“Tax Contest” shall have the meaning set forth in Section 10.4(a).

“Tax Elections” shall have the meaning set forth in Section 6.20(b).

“Tax Return” means any return, report, claim for refund, estimate, information return or statement or other similar document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” shall have the meaning set forth in Section 9.3(a).

“Tower” means any structure, improvement or fixture constituting a part of any tower facility, located on or forming a part of any Real Property.

“Tower Interests” means the structures, improvements and fixtures, easements and other rights and interests appurtenant thereto, owned or leased by a Group Company with respect to any tower facility, other than the Owned Real Property and Leased Real Property.

“Transaction Bonus” means each cash bonus award payable to Business Employees in accordance with Section 6.10(l).

“Transaction Expenses” means an amount equal to, without duplication, (i) all out-of-pocket fees and expenses (including legal fees and expenses and investment banker fees) payable in connection with this Agreement, the Ancillary Documents and the Transactions by the Group Companies (excluding any Shared Expenses), in each case that have been incurred prior to and that remain unpaid as of the Closing (the “Specified Transaction Expenses”), (ii) all Change in Control Payments, (iii) the Seller Portion of Shared Expenses, in each case that are accrued and remain unpaid as of the Closing or were paid by Purchaser prior to the Closing and (iv) all Replacement Fees, if any, payable by Seller pursuant to Section 6.14(c) to the extent determinable at the Closing. To the extent that any Shared Expenses in excess of the Seller Portion of Shared Expenses were paid by Seller or its Affiliates prior to the Closing, such excess amount shall be treated as a reduction in Transaction Expenses for purposes of calculating the Closing Aggregate Consideration and the Final Closing Aggregate Consideration but not for Section 1.3(d). In no event shall “Transaction Expenses,” “Indebtedness Amount” or the “Net Working Capital Amount” be deemed to include (or the “Cash Amount” reduced by) any (a) fees, liabilities and expenses not contemplated by this Agreement to the extent incurred by or at the direction of Purchaser (b) fees, costs and expenses relating to (A) Purchaser’s breach of this Agreement or (B) Purchaser’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the Transactions, (c) other liabilities or obligations incurred or arranged by or on behalf of Purchaser or its Affiliates in connection with the Transactions (including any fees payable to any financing institution on behalf of Purchaser or its Affiliates) on or after the Closing or (d) post-Closing agreements, plans or arrangements between or among Purchaser or its Affiliates, on the one hand, and Seller or its Subsidiaries or Representatives, on the other hand (collectively, “Excluded Amounts”).

“Transactions” means the purchase and sale of the Shares pursuant to the terms of this Agreement and the other transactions contemplated hereby, including the LLC Conversions and the Specified Transactions.

“Transfer Taxes” shall have the meaning set forth in Section 10.3.

“Transferred Trademarks” shall have the meaning set forth in Section 6.16.

“Treasury Regulations” means the United States Department of Treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unique Subscriber” means a Subscriber of one of the following types at a certain address: (i) Basic Subscriber, (ii) HSI Subscriber or (iii) Active Customer subscribing for one or more Voice Lines. For the avoidance of doubt, a Subscriber who subscribes for multiple such services shall count as multiple “Unique Subscribers.” For example, if a Subscriber is a Basic Subscriber at two addresses, such Subscriber shall count as two “Unique Subscribers.” For further example, if one Subscriber is both a Basic Subscriber and an Active Customer of five Voice Lines at one address, such Subscriber shall count as two “Unique Subscribers.”

“Valuation Firm” shall have the meaning set forth in Section 2.2(c).

“Voice Lines” means, as of any date of determination and for each System, all voice lines of such System for which an Active Customer is subscribing to Voice Services.

“Voice Services” means telecommunications services or VOIP services offered by or via the Systems to Subscribers.

“VOIP” means voice over Internet protocol.

“WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Wireless Internet Services” means wireless Internet access connectivity services offered by the Systems to their customers.

Section 11.14     Interpretation.

(a)     When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “$” and dollars in this Agreement shall mean United States dollars unless otherwise specifically provided. The word “shall” denotes a directive and obligation, and not an option. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall mean “and/or”. As used in this Agreement “willful breach” shall mean a breach of any covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by a party with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, a breach. All terms defined in this Agreement shall have such defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors. For purposes of this Agreement, if Seller or a Person acting on its behalf posts a document to the online data room hosted on behalf of Seller at www.intralinks.com, such document shall be deemed to have been “delivered”, “furnished” or “made available” (or any phrase of similar import) to Purchaser by Seller. The “parties” to this Agreement are: Seller and Purchaser.

(b)     The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Letter or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Letter or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in the Disclosure Letter or any Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Letter and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). The Disclosure Letter sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV, Article V or to one or more of the covenants contained in Article VII, except that any information set forth in one Section of the Disclosure Letter shall be deemed to apply to all other Sections or subsections thereof to the extent that the applicability of such information is reasonably apparent from the content and context of such information.

Section 11.15     No Recourse. Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the Transactions except to the extent agreed to in writing by such Non-Recourse Party; provided that this Section 11.15 shall not prejudice or limit any claim or remedy for intentional fraud with respect to any representation and warranty made by any party in this Agreement or the officer’s certificates delivered pursuant to Section 7.2(e) and Section 7.3(c).

Section 11.16     Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that Seller has retained Greensfelder, Hemker & Gale, P.C. (the “Retained Counsel”) to act as its counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other party hereto in connection with the Transactions and that none of the other parties hereto has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Purchaser and Seller hereby agree, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between Purchaser and/or the Group Companies on the one hand, and Seller or any of its Affiliates, on the other hand, the Retained Counsel may represent Seller (and any of its Affiliates) in such dispute even though the interests of Seller (or any of its Affiliates) may be directly adverse to Purchaser and/or the Group Companies, and even though the Retained Counsel may have represented the Group Companies in a matter substantially related to such dispute. Purchaser further agrees that, as to all communications among the Retained Counsel, Seller, the Group Companies and/or any of their respective Affiliates that relate in any way to the Transactions, the attorney–client privilege (as it relates to the Retained Counsel) and the expectation of client confidence belongs to Seller and shall not pass to or be claimed by Purchaser, the Group Companies or any of their Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the Group Companies or any of their Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Group Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by the Retained Counsel to such third party or the use thereof by the Retained Counsel in connection with its representation of a party in such dispute; provided, however, that no Group Company may waive such privilege without the prior written consent of Seller. The Retained Counsel shall be third-party beneficiaries of this Section 11.16.

Section 11.17     Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

Section 11.18     Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, (a) Seller and its Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members and stockholders shall not have any rights or claims against any Debt Financing Source, in any way relating to this Agreement, the Debt Financing or any of the Transactions, or in respect of any document or transactions contemplated hereby or thereby, or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and (b) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any Group Company, and their respective Affiliates, directors, officers, employees, agents, partners, managers, members, representatives and stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions or in respect of any oral or written representations made or alleged to have been made in connection herewith, whether at law or equity, in contract, in tort or otherwise; provided that, notwithstanding clauses (a) and (b) above, the foregoing shall not apply to or otherwise be binding upon, Purchaser and its Subsidiaries, and its and their respective Affiliates, directors, officers, employees, agents, partners, managers, members and stockholders. Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of, this provision.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Purchaser:	CABLE ONE, INC.

/s/ Julia M. Laulis
	By:	Julia M. Laulis
	Its:	President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Seller:	FIDELITY COMMUNICATIONS CO.

/s/ John E. Colbert
	By:	John E. Colbert
	Its:	President

[Signature Page to Stock Purchase Agreement]